Form 10-K405, Exhibit 13
period 1996-12-31
MASON GEORGE BANKSHARES INC
filed 1997-03-28
CIK 761651

                                                                      EXHIBIT 13

                         GEORGE MASON BANKSHARES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                         PERIOD ENDED DECEMBER 31, 1996

                                    CONTENTS

Report of Ernst & Young LLP, Independent Auditors....................................      1

Audited Financial Statements
  Consolidated Balance Sheets........................................................      2
  Consolidated Statements of Income..................................................      3
  Consolidated Statements of Shareholders' Equity....................................      4
  Consolidated Statements of Cash Flows..............................................      5
  Notes to Consolidated Financial Statements.........................................   6-25

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
George Mason Bankshares, Inc.

     We have audited the accompanying consolidated balance sheets of George Mason Bankshares, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of The Palmer National Bancorp, Inc., which statements reflect total assets constituting 15% of the related consolidated total assets as of December 31, 1995, and net interest income constituting 16% and 17% of the related consolidated net interest income for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for The Palmer National Bancorp, Inc., is based solely on the reports of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of George Mason Bankshares, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Washington, D.C.
January 23, 1997

                         GEORGE MASON BANKSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31
                                                                           --------------------
                                                                             1996        1995
                                                                           --------    --------
                                                                              (IN THOUSANDS)
                                            ASSETS
Cash and due from banks.................................................   $ 41,158    $ 34,639
Federal funds sold......................................................     23,800      15,000
                                                                           --------    --------
          Total cash and cash equivalents...............................     64,958      49,639
Trading securities......................................................          0       5,693
Securities available-for-sale...........................................    280,859     187,581
Securities held-to-maturity.............................................     64,574      68,660
Mortgage loans held for resale..........................................     72,983      55,482
Loans, net of deferred loan fees and unearned discount..................    373,613     299,558
Less: Allowance for loan losses.........................................     (5,659)     (5,529)
                                                                           --------    --------
Loans, net..............................................................    367,954     294,029
Bank premises and equipment, net........................................     10,019       9,841
Accrued income receivable...............................................      4,480       4,406
Prepaid expenses and other assets.......................................      4,186       2,791
Deferred income taxes...................................................      2,059       1,365
Other real estate.......................................................        398         109
                                                                           --------    --------
          TOTAL ASSETS..................................................   $872,470    $679,596
                                                                           ========    ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Demand.............................................................   $132,415    $116,699
     Interest checking..................................................     49,002      48,300
     Savings............................................................    162,414     146,413
     Time...............................................................    349,763     243,052
                                                                           --------    --------
          Total deposits................................................    693,594     554,464
  Securities sold under agreements to repurchase and other borrowed
     funds..............................................................    105,898      60,747
  Accrued expenses and other liabilities................................      7,979       6,060
  Dividends payable.....................................................        655         398
                                                                           --------    --------
          TOTAL LIABILITIES.............................................    808,126     621,669
SHAREHOLDERS' EQUITY
  Preferred stock, par value $.01; authorized 1,000,000 shares; no
     shares issued or outstanding.......................................          0           0
  Common stock, par value $1.11; authorized 9,000,000 shares; issued and outstanding 5,028,000 shares in 1996 and 4,755,000 shares in
     1995...............................................................      5,581       5,278
  Surplus...............................................................     38,472      35,523
  Retained earnings.....................................................     21,094      16,416
  Treasury stock and unearned ESOP......................................          0         (42)
  Unrealized holding (loss) gain on securities available-for-sale.......       (803)        752
                                                                           --------    --------
          TOTAL SHAREHOLDERS' EQUITY....................................     64,344      57,927
                                                                           --------    --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................   $872,470    $679,596
                                                                           ========    ========

                See notes to consolidated financial statements.

                         GEORGE MASON BANKSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                       YEAR ENDED DECEMBER 31
                                                                    -----------------------------
                                                                     1996       1995       1994
                                                                    -------    -------    -------
                                                                        (IN THOUSANDS, EXCEPT
                                                                           PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans.......................................   $33,594    $27,676    $22,569
Interest on Federal funds sold and repurchase agreements.........       863      1,006        626
Interest on securities:
  Taxable........................................................    18,120     14,384      9,704
  Tax-exempt.....................................................     1,150      1,053        760
                                                                    -------    -------    -------
          TOTAL INTEREST INCOME..................................    53,727     44,119     33,659
INTEREST EXPENSE
Interest on deposits.............................................    22,496     17,870     10,773
Interest on securities sold under agreements to repurchase and
  other borrowed funds...........................................     3,768      2,079        854
                                                                    -------    -------    -------
          TOTAL INTEREST EXPENSE.................................    26,264     19,949     11,627
                                                                    -------    -------    -------
  NET INTEREST INCOME............................................    27,463     24,170     22,032
PROVISION FOR LOAN LOSSES........................................       181         18        167
                                                                    -------    -------    -------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES............    27,282     24,152     21,865
OTHER INCOME
  Service charges................................................     2,927      2,124      1,564
  Gain (loss) on sales of trading securities.....................        66        180        (13)
  Gain on sales of securities available-for-sale.................       560        653         59
  Gain on sales of mortgage loans held for resale................     9,836      6,366      2,674
  Other..........................................................     1,463      1,036      1,106
                                                                    -------    -------    -------
          TOTAL OTHER INCOME.....................................    14,852     10,359      5,390
OTHER EXPENSES
  Salaries and employee benefits.................................    18,550     14,353     11,116
  Occupancy......................................................     3,064      2,436      1,905
  Equipment......................................................     2,180      1,817      1,289
  Other operating expenses.......................................     8,385      7,518      6,143
                                                                    -------    -------    -------
          TOTAL OTHER EXPENSES...................................    32,179     26,124     20,453
                                                                    -------    -------    -------
INCOME BEFORE APPLICABLE INCOME TAXES............................     9,955      8,387      6,802
INCOME TAXES.....................................................     3,072      2,095      1,830
                                                                    -------    -------    -------
          NET INCOME.............................................   $ 6,883    $ 6,292    $ 4,972
                                                                    =======    =======    =======
NET INCOME PER COMMON SHARE......................................   $  1.34    $  1.28    $  1.04
                                                                    =======    =======    =======
CASH DIVIDENDS DECLARED PER SHARE................................   $  0.46    $  0.38    $  0.29
                                                                    =======    =======    =======

                See notes to consolidated financial statements.

                         GEORGE MASON BANKSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                     TREASURY
                                           COMMON                                     STOCK     UNREALIZED
                                            STOCK                                      AND      GAIN (LOSS)
                                           SHARES      COMMON             RETAINED   UNEARNED       ON
                                         OUTSTANDING   STOCK    SURPLUS   EARNINGS     ESOP     SECURITIES     TOTAL
                                         -----------   ------   -------   --------   --------   -----------   -------
                                                                        (IN THOUSANDS)
Balance, December 31, 1993.............     4,553      $5,053   $33,666   $  7,758    $ (165)     $   521     $46,833
  Net income...........................                                      4,972                              4,972
  Common stock issuance................        41         46        406                                           452
  Purchase of treasury stock...........                                                  (18)                     (18)
  ESOP shares earned...................                                                   81                       81
  Cash dividends.......................                                     (1,114)                            (1,114)
  Change in unrealized holding gain
    (loss) on available-for-sale
    securities.........................                                                            (4,430)     (4,430)
                                         --------      -----    -------   --------   --------   ----------    -------
Balance, December 31, 1994.............     4,594      5,099     34,072     11,616      (102)      (3,909)     46,776
  Net income...........................                                      6,292                              6,292
  Common stock issuance................       161        179      1,451                                         1,630
  Purchase of treasury stock...........                                                  (21)                     (21)
  ESOP shares earned...................                                                   81                       81
  Cash dividends.......................                                     (1,492)                            (1,492)
  Change in unrealized holding gain
    (loss) on available-for-sale
    securities.........................                                                             4,661       4,661
                                         --------      -----    -------   --------   --------   ---------     -------
Balance, December 31, 1995.............     4,755      5,278     35,523     16,416       (42)         752      57,927
  Net income...........................                                      6,883                              6,883
  Common stock issuance................       276        306      2,988                                         3,294
  Retirement of treasury stock.........        (3)        (3)       (39)                  42
  Cash dividends.......................                                     (2,205)                            (2,205)
  Change in unrealized holding gain
    (loss) on available-for-sale
    securities.........................                                                            (1,555)     (1,555)
                                         -----------  ------    -------   --------   -------    ----------    -------
BALANCE, DECEMBER 31, 1996.............     5,028     $5,581    $38,472   $ 21,094    $--         $  (803)    $64,344
                                         =========    ======    =======   ========   =======    ==========    =======

                See notes to consolidated financial statements.

                         GEORGE MASON BANKSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31
                                                               ----------------------------------
                                                                 1996         1995         1994
                                                               ---------    ---------    --------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income................................................   $   6,883    $   6,292    $  4,972
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Net discount (accretion) amortization of securities....         (62)         (81)        179
     Depreciation...........................................       1,610        1,132         718
     Provision for loan losses..............................         181           18         167
     Gain on sales of securities available-for-sale.........        (560)        (653)        (59)
     Provision (benefit) for deferred income taxes..........        (130)        (420)         72
  Change in assets and liabilities:
     (Increase) decrease in trading securities..............       5,693         (394)       (156)
     (Increase) decrease in mortgage loans held for
       resale...............................................     (17,501)     (36,976)      3,036
     Increase in other assets...............................      (1,758)        (896)     (1,352)
     Increase in other liabilities..........................       1,919        3,226         824
                                                               ---------    ---------    --------
       Net cash (used in) provided by operating
          activities........................................      (3,725)     (28,752)      8,401
INVESTING ACTIVITIES
  Proceeds from sales and maturities of available-for-sale
     securities.............................................     153,061      106,293      41,248
  Proceeds from maturities of held-to-maturity securities...       6,949       18,549      21,276
  Purchase of available-for-sale securities.................    (247,738)    (145,446)    (36,581)
  Purchase of held-to-maturity securities...................      (2,831)     (10,376)    (74,193)
  Net increase in loans.....................................     (74,236)     (53,474)    (25,417)
  Purchase of property and equipment........................      (1,788)      (3,460)     (3,188)
                                                               ---------    ---------    --------
       Net cash used in investing activities................    (166,583)     (87,914)    (76,855)
FINANCING ACTIVITIES
  Net increase in deposits..................................     139,130       93,662      87,913
  Net increase in borrowed funds............................      45,151       20,618         703
  Repayment of ESOP debt....................................                      (81)        (81)
  Net proceeds from sales of common stock...................       3,214        1,630         452
  Purchase of treasury stock................................                      (21)        (18)
  ESOP shares earned........................................                       81          81
  Dividends paid............................................      (1,868)      (1,413)     (1,061)
                                                               ---------    ---------    --------
       Net cash provided by financing activities............     185,627      114,476      87,989
                                                               ---------    ---------    --------
Net increase (decrease) in cash and cash equivalents........      15,319       (2,190)     19,535
Cash and cash equivalents at beginning of year..............      49,639       51,829      32,294
                                                               ---------    ---------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   $  64,958    $  49,639    $ 51,829
                                                               =========    =========    ========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid.............................................   $  25,625    $  19,134    $ 11,199
                                                               =========    =========    ========
  Income taxes paid.........................................   $   3,229    $   2,210    $  2,336
                                                               =========    =========    ========

                See notes to consolidated financial statements.

                         GEORGE MASON BANKSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

  Organization

     George Mason Bankshares, Inc. (the Corporation) is a bank holding company headquartered in Fairfax, Virginia. The Corporation owns all of the outstanding stock of its subsidiaries, George Mason Bank and Mason Holding Corporation (referred to collectively hereafter as "the Bank"). The Bank operates banking sites throughout Northern Virginia, Washington, D.C., and Maryland.

  Consolidation Policy

     The consolidated financial statements include the accounts of the Corporation, the Bank, and the Bank's subsidiaries, George Mason Bank, N.A., George Mason Mortgage Corporation, and Mason Advertising, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Presentation of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, certificates of deposit held for investment with an original maturity date of three months or less, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash flows from loans not acquired for resale, demand, interest checking, savings and time deposits are reported net. Cash flows from loans acquired for resale are shown net, as an operating cash flow.

  Cash and Cash Equivalents

     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash and other liquid financial instruments with an original maturity of three months or less.

  Securities

     Trading securities are held for resale in anticipation of short-term market movements. Trading securities, consisting of debt securities, are stated at fair value. Gains and losses, both realized and unrealized, are included in earnings.

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

     Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

     The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security using methods which approximate level yields. Such amortization or accretion is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses are included in gain on sales of securities available-for-sale. The cost of securities sold is based on the specific identification method.

                         GEORGE MASON BANKSHARES, INC.

1.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Mortgage Loans Held for Resale

     Mortgage loans held for resale to investors are carried at the lower of cost or market as determined by investors' commitment prices. Loan origination and commitment fees and certain direct loan origination costs are deferred until the time of sale.

  Loans

     Unearned interest on discounted loans is amortized to income over the life of the loans. For all other loans, interest is accrued daily on the outstanding balances. Interest is not accrued on loans if the collection of such interest is doubtful.

     Loan fees are amortized over the life of the loans, using methods which approximate level yields. The Corporation is generally amortizing these amounts over the contractual life.

  Allowance for Loan Losses

     The allowance for loan losses represents management's judgment as to the amount necessary to adequately provide for the risk of future losses in the loan portfolio. While it is the Corporation's policy to write off in the current period those loans or portions of loans on which a loss is considered probable, there continues to exist the risk of future losses which cannot be quantified precisely or attributed to specific loans. In assessing the adequacy of the allowance for loan losses, management relies on its ongoing review of the loan portfolio, general economic conditions, and specific client composition within the loan portfolio. This review takes into consideration the judgments not only of the responsible lending officers and senior management, but in addition, bank regulatory agencies that review the loan portfolio as a part of the regular bank examination process.

  Bank Premises and Equipment

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally by the straight-line method over the following estimated useful lives:

                                                                            YEARS
                                                                            -----
            Building and improvements on leased property.................    8-50
            Furniture and equipment......................................    3-30

     Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

  Other Real Estate

     Other real estate acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

                         GEORGE MASON BANKSHARES, INC.

1.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Earnings Per Common Share

     Earnings per common share were computed based on the weighted average number of common and common equivalent shares outstanding.

  Income Taxes

     The Corporation uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences reverse.

  New Accounting Pronouncements

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), was issued. SFAS 123 requires entities that have followed Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations to either adopt a fair value method of accounting for stock-based compensation (as described by SFAS 123) or continue to follow APB 25 and provide additional pro forma disclosures in the footnotes to the financial statements.

     The Corporation has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed in Note 14, the alternative fair value accounting provided for under SFAS 123, requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Corporation's employee stock options approximates the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     In May 1993, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," (SFAS 114) was issued. SFAS 114, as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate. The statements also permit a creditor to measure impaired loans at the fair value of the collateral if the loan is collateral dependent. The statements were adopted in 1995 and did not have a material effect on the Corporation's financial statements.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassifications

     Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

2.  RESTRICTIONS ON CASH BALANCES

     The Corporation is required by the Federal Reserve Board and by state banking laws to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. Such restricted balances totaled $11,007,000 as of December 31, 1996.

                         GEORGE MASON BANKSHARES, INC.

3.  SECURITIES

     The amortized cost, gross unrealized gains and losses, and fair value of the securities portfolio were as follows:

SECURITIES AVAILABLE-FOR-SALE

                                                                      GROSS         GROSS
                                                       AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                         COST         GAINS         LOSSES       VALUE
                                                       ---------    ----------    ----------    --------
                                                                        (IN THOUSANDS)
December 31, 1996:
  U.S. Treasury.....................................   $  10,010      $   12       $    (11)    $ 10,011
  U.S. government agencies and corporations.........      24,247          54            (49)      24,252
  States and political subdivisions.................       1,316          14             (6)       1,324
  Mortgage-backed securities........................     243,274         646         (1,420)     242,500
  Other securities..................................       2,772                                   2,772
                                                       ---------    --------      ---------     --------
          TOTAL.....................................   $ 281,619      $  726       $ (1,486)    $280,859
                                                        ========    ========       ========     ========
December 31, 1995:
  U.S. Treasury.....................................   $  34,022      $  275       $    (16)    $ 34,281
  U.S. government agencies and corporations.........      15,172         133             (7)      15,298
  States and political subdivisions.................       8,161         358             (7)       8,512
  Mortgage-backed securities........................     125,526       1,173           (106)     126,593
  Other securities..................................       2,811          90             (4)       2,897
                                                       ---------    --------      ---------     --------
          Total.....................................   $ 185,692      $2,029       $   (140)    $187,581
                                                        ========    ========       ========     ========
December 31, 1994:
  U.S. Treasury.....................................   $  38,494                   $ (1,054)    $ 37,440
  U.S. government agencies and corporations.........      16,784      $    8           (530)      16,262
  States and political subdivisions.................       1,921                        (11)       1,910
  Mortgage-backed securities........................      67,606          11         (3,260)      64,357
  Other securities..................................       2,898         211             (6)       3,103
                                                       ---------    --------       --------     --------
          Total.....................................   $ 127,703      $  230       $ (4,861)    $123,072
                                                        ========    ========       ========     ========

                         GEORGE MASON BANKSHARES, INC.

3.  SECURITIES -- (CONTINUED)

SECURITIES HELD-TO-MATURITY

                                                                        GROSS         GROSS
                                                         AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                           COST         GAINS         LOSSES       VALUE
                                                         ---------    ----------    ----------    -------
                                                                          (IN THOUSANDS)
December 31, 1996:
  U.S. government agencies and corporations...........    $ 4,671       $   56                    $ 4,727
  States and political subdivisions...................     18,818          448       $    (68)     19,198
  Mortgage-backed securities..........................     41,085          523           (176)     41,432
                                                          -------     --------       --------     -------
          TOTAL.......................................    $64,574       $1,027       $   (244)    $65,357
                                                          =======     ========       ========     =======
December 31, 1995:
  U.S. government agencies and corporations...........    $ 8,471       $  152                    $ 8,623
  States and political subdivisions...................     15,027          533       $    (27)     15,533
  Mortgage-backed securities..........................     45,162          903           (123)     45,942
                                                          -------     --------       --------     -------
          Total.......................................    $68,660       $1,588       $   (150)    $70,098
                                                          =======     ========       ========     =======
December 31, 1994:
  U.S. Treasury.......................................    $ 8,916                    $   (310)    $ 8,606
  U.S. government agencies and corporations...........     20,763       $    4           (457)     20,310
  States and political subdivisions...................     13,517          134           (432)     13,219
  Mortgage-backed securities..........................     50,492           16         (2,988)     47,520
  Other securities....................................        855                         (28)        827
                                                          -------     --------       --------     -------
          Total.......................................    $94,543       $  154       $ (4,215)    $90,482
                                                          =======     ========       ========     =======

     The amortized cost and estimated fair value of securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

SECURITIES AVAILABLE-FOR-SALE

                                                                   AMORTIZED
                                                                     COST       FAIR VALUE
                                                                   ---------    ----------
                                                                       (IN THOUSANDS)

        Due in one year or less.................................   $   5,016     $   4,994
        Due after one year through five years...................      15,933        15,963
        Due after five years through ten years..................      13,643        13,657
        Due after ten years.....................................       1,231         1,223
        Mortgage-backed securities..............................     243,274       242,500
        Equity securities.......................................       2,522         2,522
                                                                   ---------     ---------
                  TOTAL.........................................   $ 281,619     $ 280,859
                                                                   =========     =========

                         GEORGE MASON BANKSHARES, INC.

3.  SECURITIES -- (CONTINUED)

SECURITIES HELD-TO-MATURITY

                                                                   AMORTIZED
                                                                     COST       FAIR VALUE
                                                                   ---------    ----------
                                                                       (IN THOUSANDS)
        Due in one year or less.................................    $ 3,473      $  3,231
        Due after one year through five years...................      4,553         4,820
        Due after five years through ten years..................      5,417         5,368
        Due after ten years.....................................     10,046        10,506
        Mortgage-backed securities..............................     41,085        41,432
                                                                    -------      --------
                  TOTAL.........................................    $64,574      $ 65,357
                                                                    =======      ========

     Gross gains of $728,000 and gross losses of $168,000 were realized in 1996. Gross gains of $773,000 and gross losses of $120,000 were realized in 1995. Gross gains of $196,000 and gross losses of $137,000 were realized in 1994.

     In connection with the business combination described in Note 21, the Corporation changed its date of adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115) to the year ended December 31, 1993 to conform to that of the combining company. As a result, the unrealized holding gain (loss) on securities available-for-sale as of December 31, 1993 has been increased by $353,000.

     On December 31, 1995 (pursuant to the transition provisions of the Financial Accounting Standards Board staff's Special Report on SFAS 115), the Corporation transferred securities with amortized cost of $15,695,000 from the held-to-maturity category to the available-for-sale category. The unrealized gains associated with securities transferred were $357,000.

4.  LOANS

     The composition of loans was as follows:

                                                                       DECEMBER 31
                                                                   --------------------
                                                                     1996        1995
                                                                   --------    --------
                                                                      (IN THOUSANDS)
        Commercial..............................................   $100,986    $ 91,268
        Real estate -- construction.............................     32,203      32,614
        Real estate -- other....................................    201,099     163,751
        Consumer................................................     40,083      12,874
                                                                   --------    --------
                  Total loans...................................    374,371     300,507
        Less: Deferred loan fees and unearned discounts.........       (758)       (949)
                                                                   --------    --------
          Loans, net of deferred loan fees and unearned
             discounts..........................................    373,613     299,558
        Less: Allowance for loan losses.........................     (5,659)     (5,529)
                                                                   --------    --------
                  LOANS, NET....................................   $367,954    $294,029
                                                                   ========    ========

                         GEORGE MASON BANKSHARES, INC.

4.  LOANS -- (CONTINUED)

     Loans on which interest is not being accrued or whose terms have been modified to provide for a reduced rate of interest because of financial conditions of borrowers were as follows:

                                                                         DECEMBER 31
                                                                       ----------------
                                                                        1996      1995
                                                                       ------    ------
                                                                        (IN THOUSANDS)
        Nonaccruing loans...........................................   $1,487    $3,024
        Restructured loans..........................................       95       744
                                                                       ------    ------
                  TOTAL.............................................   $1,582    $3,768
                                                                       ======    ======
        Allocation of general reserve to nonaccruing loans..........   $  223    $  469
                                                                       ======    ======

     The average nonaccruing loan balances and interest income earned with respect to nonaccruing and restructured loans were as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                               --------------------------
                                                                1996      1995      1994
                                                               ------    ------    ------
                                                                     (IN THOUSANDS)
        Average nonaccruing loans...........................   $2,067    $2,342    $2,466
        Income anticipated under original loan agreements...      194       563       204
        Income recorded.....................................      160       297       171

5.  ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                               --------------------------
                                                                1996      1995      1994
                                                               ------    ------    ------
                                                                     (IN THOUSANDS)
        Balance, beginning of year..........................   $5,529    $5,805    $5,641
        Provision for loan losses...........................      181        18       167
        Amounts charged off.................................     (174)     (491)     (533)
        Recovery of amounts charged off.....................      123       197       530
                                                               ------    ------    ------
                  BALANCE, END OF YEAR......................   $5,659    $5,529    $5,805
                                                               ======    ======    ======

6.  BANK PREMISES AND EQUIPMENT

     The major classes of bank premises and equipment and accumulated depreciation and amortization were as follows:

                                                                        DECEMBER 31
                                                                     ------------------
                                                                      1996       1995
                                                                     -------    -------
                                                                       (IN THOUSANDS)
        Land......................................................   $ 1,240    $ 1,240
        Building and improvements on leased property..............     5,848      5,190
        Furniture and equipment...................................     9,097      8,308
                                                                     -------    -------
        Total.....................................................    16,185     14,738
        Less accumulated depreciation and amortization............    (6,166)    (4,897)
                                                                     -------    -------
                  BANK PREMISES AND EQUIPMENT, NET................   $10,019    $ 9,841
                                                                     =======    =======

                         GEORGE MASON BANKSHARES, INC.

7.  DEPOSITS

     The Corporation held time deposits in denominations of $100,000 or more totaling $81,877,000 and $64,563,000 at December 31, 1996 and 1995,
respectively.

     As of December 31, 1996, the scheduled maturities of certificates of deposit were as follows (in thousands):

                YEAR ENDING DECEMBER 31,
            --------------------------------
                   1997...............................................   $282,484
                   1998...............................................     29,175
                   1999...............................................     16,935
                   2000...............................................     10,456
                   2001...............................................     10,713
                                                                         --------
                        TOTAL.........................................   $349,763
                                                                         ========

8.  INDEBTEDNESS

     The Corporation's indebtedness was as follows:

                                                                   YEAR ENDED DECEMBER 31
                                                               ------------------------------
                                                                 1996       1995       1994
                                                               --------    -------    -------
                                                                       (IN THOUSANDS)
    Securities sold under agreements to repurchase..........   $ 97,469    $53,391    $33,179
    Advances from the Federal Home Loan Bank of Atlanta.....      4,000      5,000      4,500
    Other borrowings........................................      4,429      2,356      2,450
                                                               --------    -------    -------
              TOTAL.........................................   $105,898    $60,747    $40,129
                                                               ========    =======    =======

     Securities sold under agreements to repurchase are entered into principally as accommodations to customers. As of December 31, 1996 and 1995, the securities sold under agreements to repurchase had weighted average interest rates of 4.65% and 4.09%, respectively, and matured overnight.

     Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                    1996        1995
                                                                   -------     -------
        Average daily balance during the year...................   $59,710     $34,479
        Average interest rate during the year...................      4.38%       4.08%
        Maximum month-end balance during the year...............    97,469      53,390
        Securities underlying the agreements at year-end:
          Carrying value........................................   103,298      52,247
          Estimated fair value..................................   103,375      53,699

     The Corporation has a line of credit with the Federal Home Loan Bank of Atlanta (FHLB of Atlanta) totaling $95 million with $4 million drawn against it as of December 31, 1996. The line of credit expires during the year ending December 31, 2004, and the advance currently drawn bears interest at 6.11% with principal payments of $500,000 due every six months with the final payment due during the year ending December 31, 2000. Securities and loans with carrying values of $20,881,000 and $15,897,000, respectively, at December 31, 1996 were pledged as collateral for the line of credit with the FHLB of Atlanta.

                         GEORGE MASON BANKSHARES, INC.

8.  INDEBTEDNESS -- (CONTINUED)

     The Corporation maintains Federal funds lines with a number of larger regional and money-center banking institutions. As of December 31, 1996, the Corporation had lines of credit available totaling $84,584,000.

9.  INCOME TAXES

     The Corporation's deferred tax assets and liabilities were as follows:

                                                                         DECEMBER 31
                                                                       ----------------
                                                                        1995      1996
                                                                       ------    ------
                                                                        (IN THOUSANDS)
        Securities available-for-sale...............................   $  415
        Allowance for loan losses...................................    1,572    $1,421
        Deferred compensation.......................................      303       304
        Other.......................................................      364       521
                                                                       ------    ------
             Total deferred tax asset...............................    2,654     2,246
        Securities available-for-sale...............................                409
        Depreciation................................................      451       304
        Other.......................................................      144       168
                                                                       ------    ------
             Total deferred tax liabilities.........................      595       881
                                                                       ------    ------
                  NET DEFERRED TAX ASSET............................   $2,059    $1,365
                                                                       ======    ======

     Income taxes were composed of the following:

                                                                 YEAR ENDED DECEMBER 31
                                                               --------------------------
                                                                1996      1995      1994
                                                               ------    ------    ------
                                                                     (IN THOUSANDS)
        Current.............................................   $3,202    $2,515    $1,758
        Deferred............................................     (130)       (8)      332
        Change in valuation allowance.......................               (412)     (260)
                                                               ------    ------    ------
                  PROVISION FOR INCOME TAXES................   $3,072    $2,095    $1,830
                                                               ======    ======    ======

     Current income taxes are primarily related to Federal income taxes.

     A reconciliation between the amount of reported income taxes and the amount computed by multiplying the applicable statutory Federal income tax rate was as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                               --------------------------
                                                                1996      1995      1994
                                                               ------    ------    ------
                                                                     (IN THOUSANDS)
        Federal income taxes at statutory rates.............   $3,385    $2,852    $2,313
        Adjustments to Federal income tax resulting from:
          Tax-exempt income.................................     (391)     (358)     (258)
          Change in valuation allowance.....................               (412)     (260)
          Other.............................................       78        13        35
                                                               ------    ------    ------
                  PROVISION FOR INCOME TAXES................   $3,072    $2,095    $1,830
                                                               ======    ======    ======

                         GEORGE MASON BANKSHARES, INC.

9.  INCOME TAXES -- (CONTINUED)

     The income taxes applicable to securities transactions for 1996, 1995, and 1994 were $190,000, $283,000, and $16,000, respectively. The Corporation's effective tax rates were 30.9%, 25.0%, and 26.9%, for the years ended December 31, 1996, 1995, and 1994, respectively.

10.  COMMITMENTS AND CONTINGENCIES

     The Corporation's original headquarters building was constructed on land leased for an initial term of twenty-five years ending July 31, 2003. The Corporation has the option to renew the lease and extend the term for three successive terms of ten years each. The building and any improvements on the land become the property of the lessor at the termination of the lease and any renewals thereof, without any compensation being paid to the Corporation. During the term of the lease and any renewals thereof, the Corporation must pay all real estate taxes as additional rent. The rent for the initial twenty-five year term and any renewal terms is adjusted on each fifth anniversary of the lease by the percentage increase or decrease in the Consumer Price Index for urban Washington, D.C., over the preceding five years.

     The Corporation has leased office space for nineteen branches. These leases have various expiration dates, and require minimum annual rentals. Many of the leases have one or more renewal options.

     The total minimum future rental commitment at December 31, 1996, under the leases mentioned above was due as follows (In thousands):

             YEAR ENDING DECEMBER 31,
            --------------------------
                   1997................................................   $ 2,157
                   1998................................................     2,019
                   1999................................................     1,267
                   2000................................................     1,217
                   2001................................................     1,133
                   Thereafter..........................................     2,628
                                                                          -------
                        TOTAL..........................................   $10,421
                                                                          =======

     The total rental expense for the years ended December 31, 1996, 1995, and 1994 was $2,044,000, $1,551,000, and $1,340,000, respectively.

     The Corporation, in the normal course of its business, is the subject of legal proceedings instituted by customers and others. In the opinion of the Corporation's management, there were no legal matters pending as of December 31, 1996, which would have a material effect on its financial statements.

11.  TRANSACTIONS WITH DIRECTORS AND OFFICERS

     The Corporation has banking transactions in the ordinary course of business with directors, principal officers, and their affiliated companies (commonly referred to as related parties) on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. All loans with directors and officers are performing in accordance with their original terms.

                         GEORGE MASON BANKSHARES, INC.

11.  TRANSACTIONS WITH DIRECTORS AND OFFICERS -- (CONTINUED)

     Aggregate loan transactions with related parties were as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                                 ----------------------
                                                                   1996         1995
                                                                  -------      -------
                                                                     (IN THOUSANDS)
        Balance, beginning of year.............................   $16,015      $12,100
        New loans..............................................     5,954        7,284
        Repayments.............................................    (6,079)      (3,369)
                                                                  -------      -------
                  BALANCE, END OF YEAR.........................   $15,890      $16,015
                                                                  =======      =======

     These related parties had deposits with the Bank totaling $8,708,000 and $9,830,000 at December 31, 1996 and 1995, respectively.

12.  CAPITAL ACCOUNTS

     Earnings per share were computed using the weighted average number of shares outstanding (including common stock equivalents) of 5,137,000, 4,922,000, and 4,794,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

     On December 14, 1995, the Corporation ratified a three-for-two stock split effective January 31, 1996 and payable February 9, 1996. This three-for-two stock split effected an increase in authorized shares to 9,000,000. The effect of this three-for-two stock split has been reflected in all years presented.

     Virginia state banking laws restrict the availability of surplus for the payment of dividends. At December 31, 1996, $34,308,000 was so restricted for George Mason Bank.

13.  PROFIT-SHARING PLANS

     For the two years ended December 31, 1995 and 1994 and the period ended July 31, 1996, the Corporation had a profit-sharing plan for those employees who met the eligibility requirements set forth in the plan. The amount of the contribution to the plan was at the discretion of the Corporation's Board of Directors. The Corporation contributed $221,000 and $222,000 to the plan for the years ended December 31, 1995, and 1994, respectively.

     For the two years ended December 31, 1995 and 1994 and the period ended July 31, 1996, the Corporation had a 401(k) plan which covered all employees who had completed at least one full year of continuous service and were at least 21 years old. The participants contributed up to 13% of their annual compensation. The Corporation matched the employees' contributions to a maximum of 4.5% of annual compensation. For the years ended December 31, 1995, and 1994, the Corporation contributed $191,000 and $136,000, respectively.

     As of August 1, 1996, the Corporation combined the profit sharing and 401(k) plans. The combined plan covers all employees who have completed at least 1,000 hours of service. The participants may contribute up to 13% of their annual compensation. The Corporation contributes 2% of all eligible employees' annual compensation and matches the employees' contributions to a maximum of 3% of compensation. The Corporation may contribute additional amounts to the plan at the discretion of the Board of Directors. For the year ended December 31, 1996, the Corporation contributed $595,000 to the combined plan.

     As of September 1, 1996, the Corporation adopted an executive deferred compensation plan. The plan covers the chief executive officer and certain other executives of the Corporation. Each participant may defer any or all of his salary and bonus remaining after such participant has deferred at least 3% of his salary under

                         GEORGE MASON BANKSHARES, INC.

13.  PROFIT-SHARING PLANS -- (CONTINUED)

the combined profit sharing and 401(k) plan. The Corporation provides a matching contribution to the plan equal to 50% of the participants' contribution up to 10% of the participants' annual salary. For the year ended December 31, 1996, the Corporation contributed $7,000.

14.  STOCK OPTION AND PURCHASE PLANS

     The Corporation's various stock option plans provide for the issuance of options to purchase shares of common stock at an exercise price no less than the market value on the date of grant. The options generally vest six months after the grant date and expire ten years after the grant date. The Corporation has authorized and reserved 163,500 shares of its common stock for future grants under these plans.

     The Corporation's employee stock purchase plan provides for the issuance of options to purchase shares of common stock at 90% of the market value on the date of grant. The options vest immediately and expire one year after the grant date. The Corporation has authorized and reserved 54,875 shares of its common stock for future grants under this plan.

     The Corporation granted certain directors, in lieu of director fees, rights to shares of the Corporation's common stock. The director stock options are issued with no exercise price and are fully vested six months after the grant date. The weighted-average grant-date fair value and the expense recognized for the director stock options were $85,000, $76,000, and $31,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Corporation has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rate of 6.62%; dividend yield of 2.5%; volatility factors of the expected market price of the Corporation's common stock of 0.233; and a weighted-average expected life of the option of three years for options issued at market and one year for options issued at a discount.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options was amortized to expense over the options' vesting periods. The effects of applying SFAS 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years. The Corporation's pro forma net income (In thousands) and pro forma earnings per share based on options issued during 1996 and 1995 were as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31
                                                                ------------------
                                                                 1996        1995
                                                                ------      ------
            Pro forma net income.............................   $6,596      $6,080
            Pro forma earnings per share.....................   $ 1.29      $ 1.24

                         GEORGE MASON BANKSHARES, INC.

14.  STOCK OPTION AND PURCHASE PLANS -- (CONTINUED)

     A summary of activity for the Corporation's stock options with exercise prices equal to the grant-date market values for the three years ended December 31 was as follows:

                                                1996                      1995                      1994
                                       ----------------------    ----------------------    ----------------------
                                        SHARES      WEIGHTED-     SHARES      WEIGHTED-     SHARES      WEIGHTED-
                                         UNDER       AVERAGE       UNDER       AVERAGE       UNDER       AVERAGE
                                        OPTION      EXERCISE      OPTION      EXERCISE      OPTION      EXERCISE
                                       (IN 000S)      PRICE      (IN 000S)      PRICE      (IN 000S)      PRICE
                                       ---------    ---------    ---------    ---------    ---------    ---------
Outstanding at beginning of year....       551       $ 11.49         590       $ 10.86        405        $ 10.51
Granted.............................        77         18.47          74         13.76        208          11.60
Exercised...........................      (230)        11.08        (112)         9.71        (14)         11.38
Forfeited...........................        (3)        13.14          (1)        12.96         (9)         11.15
                                       -------                   -------                      ---
OUTSTANDING AT END OF YEAR..........       395         13.06         551         11.49        590          10.86
                                       =======                   =======                   ======
EXERCISABLE AT END OF YEAR..........       388         12.94         515         11.26        518          10.51
                                       =======                   =======                   ======

                                                                        1996           1995
                                                                     -----------    -----------
Range of exercise prices for the year.............................   $9.73-21.13    $9.73-14.92
Weighted-average remaining contractual life at end of year........   7.29 YEARS     7.74 years
Weighted-average fair values of options granted during the year...      $3.64          $2.92

     A summary of activity for the Corporation's stock options with exercise prices at 90% of the grant-date market values for the three years ended December 31 was as follows:

                                                1996                      1995                      1994
                                       ----------------------    ----------------------    ----------------------
                                        SHARES      WEIGHTED-     SHARES      WEIGHTED-     SHARES      WEIGHTED-
                                         UNDER       AVERAGE       UNDER       AVERAGE       UNDER       AVERAGE
                                        OPTION      EXERCISE      OPTION      EXERCISE      OPTION      EXERCISE
                                       (IN 000S)      PRICE      (IN 000S)      PRICE      (IN 000S)      PRICE
                                       ---------    ---------    ---------    ---------    ---------    ---------
Outstanding at beginning of year....       22        $ 12.74         24        $ 11.67         25        $  9.65
Granted.............................       27          17.75         30          12.51         25          11.64
Exercised...........................      (21)         13.23        (25)         11.64        (17)          9.81
Forfeited...........................       (4)         14.69         (7)         11.99         (9)          9.47
                                          ---                       ---                       ---
OUTSTANDING AT END OF YEAR..........       24          17.66         22          12.74         24          11.67
                                       ======                    ======                    ======
EXERCISABLE AT END OF YEAR..........       24          17.66         22          12.74         24          11.67
                                       ======                    ======                    ======

                                                                       1996            1995
                                                                   ------------    ------------
Range of exercise prices for the year...........................   $16.65-18.68    $11.85-13.80
Weighted-average remaining contractual life at end of year......    .54 YEARS       .52 years
Weighted-average fair values of options granted during the
  year..........................................................      $3.26           $2.30

                         GEORGE MASON BANKSHARES, INC.

14.  STOCK OPTION AND PURCHASE PLANS -- (CONTINUED)

     A summary of activity for the Corporation's director stock options for the three years ended December 31 was as follows:

                                                                      1996    1995    1994
                                                                      ----    ----    ----
                                                                         (IN THOUSANDS)
        Outstanding at beginning of year...........................     8       3
        Granted....................................................     4       5       3
        Exercised..................................................    (1)
                                                                                -       -
                                                                      ----
             OUTSTANDING AT END OF YEAR............................    11       8       3
                                                                      ====    ====    ====
             EXERCISABLE AT END OF YEAR............................    10       5
                                                                      ====    ====    ====

15.  DEFERRED COMPENSATION PLANS

     The Corporation has a deferred compensation plan for two former key employees which provides that benefits are to be paid in monthly installments for a period of 10 years beginning in January 1995. The accrued benefit obligation related to the plan totaled $655,000 and $712,000 as of December 31, 1996 and 1995, respectively. The accrued benefit obligation was computed using a 7.85% discount rate.

     As a result of the Palmer National Bancorp, Inc. merger (See Note 21), the Corporation entered into supplemental postretirement agreements with five key officers under which the officers are entitled to either a postretirement benefit payable in equal monthly installments over fifteen years beginning at age 65, or a death benefit, payable to the officer's beneficiary in the event of death of the officer in equal monthly installments over fifteen years. The total benefit amount is preestablished for each officer; however, if the key officer elects early retirement at age 55 with ten years of service, the officer is entitled to a reduced post-retirement benefit amount. The Corporation is accruing the liability related to the post retirement benefits over the estimated service period of each of the officers. As of December 31, 1996 and 1995, the Corporation has accrued $182,000 and $142,000, respectively, related to those postretirement benefit agreements. The accrued benefit obligation was calculated using a 7.5% discount rate. The Corporation has purchased life insurance policies to fund these postretirement benefits.

16.  REGULATORY MATTERS

     The Corporation is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The Corporation is required to maintain minimum risk-based and leverage capital as defined by the Federal banking agencies. The measurement of risk-based capital takes into account the credit risk of both the balance sheet assets and off-balance sheet exposures. The regulatory guidelines require minimum risk-based capital ratios of 4% for Tier 1 capital and 8% for total capital. In addition, a minimum leverage ratio of Tier 1 capital to quarterly average assets of 3% is required for strong banking organizations. A bank is considered "well capitalized," the highest regulatory category, if it has the following minimum ratios, Tier 1 capital of 6%,

                         GEORGE MASON BANKSHARES, INC.

16.  REGULATORY MATTERS -- (CONTINUED)

total risk-based capital of 10% and Tier 1 leverage ratio of 5%. The capital ratios of the Corporation were as follows:

                                                                                    WELL
                                                             DECEMBER 31         CAPITALIZED
                                                         --------------------    REGULATORY
                                                           1996        1995       MINIMUMS
                                                         --------    --------    -----------
        CAPITAL:
          Tier 1 capital..............................   $ 64,943    $ 56,919
          Tier 2 capital..............................      5,659       5,195
                                                         --------    --------
                  Total capital.......................   $ 70,602    $ 62,114
                                                         ========    ========
        ASSETS:
          Risk-weighted assets........................   $527,449    $415,559
          Average assets (fourth quarter).............    849,883     649,504
        RATIOS:
          Tier I capital to risk-weighted assets......       12.3%       13.7%        6.0%
          Total capital to risk-weighted assets.......       13.4%       14.9%       10.0%
          Tier I leverage to average assets...........        7.6%        8.8%        5.0%

     The capital ratios of George Mason Bank, the Corporation's largest banking subsidiary, were as follows:

                                                                                    WELL
                                                             DECEMBER 31         CAPITALIZED
                                                         --------------------    REGULATORY
                                                           1996        1995       MINIMUMS
                                                         --------    --------    -----------
        CAPITAL:
          Tier 1 capital..............................   $ 48,104    $ 41,820
          Tier 2 capital..............................      4,180       4,040
                                                         --------    --------
                  Total capital.......................   $ 52,284    $ 45,860
                                                         ========    ========
        ASSETS:
          Risk-weighted assets........................   $462,622    $355,882
          Average assets (fourth quarter).............    757,147     543,474
        RATIOS:
          Tier I capital to risk-weighted assets......       10.4%       11.8%        6.0%
          Total capital to risk-weighted assets.......       11.3%       12.9%       10.0%
          Tier I leverage to average assets...........        6.4%        7.7%        5.0%

17.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                         GEORGE MASON BANKSHARES, INC.

17.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- (CONTINUED)

     Commitments to lend were as follows:

                                                                       DECEMBER 31
                                                                   --------------------
                                                                     1996        1995
                                                                   --------    --------
                                                                      (IN THOUSANDS)
        Financial instruments whose contract amounts represent
          credit risk:
          Commitments to extend credit..........................   $197,030    $184,189
          Standby letters of credit.............................     18,994      15,834
                                                                   --------    --------
                  TOTAL.........................................   $216,024    $200,023
                                                                   ========    ========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The Corporation uses the same credit standards on a case-by-case basis in evaluating commitments to extend credit and standby letters of credit as it does when funding loans, including the determination of the type and amount of collateral, if required.

     As of December 31, 1996, all mortgage loans held for resale were identically matched with commitments from outside investors to purchase such loans. These investors are national and regional mortgage bankers and savings and loan institutions whose credit worthiness is evaluated annually. The terms of these commitments are generally 60 to 90 days and are entered into in an effort to limit the Corporation's exposure to interest rate fluctuations.

18.  SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

     The portfolio is well diversified among industries. Generally, the loans are secured by assets or stock. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties and residential properties.

                         GEORGE MASON BANKSHARES, INC.

19.  CONDENSED FINANCIAL STATEMENTS -- PARENT COMPANY ONLY

BALANCE SHEETS

                                                                                DECEMBER 31
                                                                             ------------------
                                                                              1996       1995
                                                                             -------    -------
                                                                               (IN THOUSANDS)
ASSETS
Cash and due from banks...................................................   $   163    $   469
Deposits at bank subsidiaries.............................................     5,400      4,000
                                                                             -------    -------
Cash and cash equivalents.................................................     5,563      4,469
Securities available-for-sale.............................................                1,138
Investment in bank subsidiaries...........................................    59,067     52,266
Accrued income receivable and other assets................................        17        483
Income tax receivable.....................................................       441        165
                                                                             -------    -------
          TOTAL ASSETS....................................................   $65,088    $58,521
                                                                             =======    =======

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Dividends payable.......................................................   $   656    $   398
  Accrued expenses........................................................        88        196
                                                                             -------    -------
          Total liabilities...............................................       744        594
SHAREHOLDERS' EQUITY
  Common stock............................................................     5,581      5,278
  Surplus.................................................................    38,472     35,523
  Retained earnings.......................................................    21,094     16,416
  Treasury stock..........................................................                  (42)
  Unrealized gain (loss) on available-for-sale securities.................      (803)       752
                                                                             -------    -------
          TOTAL SHAREHOLDERS' EQUITY......................................    64,344     57,927
                                                                             -------    -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......................   $65,088    $58,521
                                                                             =======    =======

STATEMENTS OF INCOME

                                                                         YEAR ENDED DECEMBER 31
                                                                       --------------------------
                                                                        1996      1995      1994
                                                                       ------    ------    ------
                                                                             (IN THOUSANDS)
Dividend income.....................................................   $  331    $1,191    $1,199
Interest and other income...........................................      359       382       159
Operating expenses..................................................      541       435       278
                                                                       ------    ------    ------
Income before income tax benefit and equity in undistributed
  earnings of bank subsidiaries.....................................      149     1,138     1,080
Income tax benefit..................................................       94        56       102
                                                                       ------    ------    ------
Income before equity in undistributed earnings of bank
  subsidiaries......................................................      243     1,194     1,182
Equity in undistributed earnings of bank subsidiaries...............    6,640     5,098     3,790
                                                                       ------    ------    ------
          NET INCOME................................................   $6,883    $6,292    $4,972
                                                                       ======    ======    ======

                         GEORGE MASON BANKSHARES, INC.

19.  CONDENSED FINANCIAL STATEMENTS -- PARENT COMPANY ONLY -- (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31
                                                                    -----------------------------
                                                                     1996       1995       1994
                                                                    -------    -------    -------
                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES
Net income.......................................................   $ 6,883    $ 6,292    $ 4,972
Undistributed earnings of bank subsidiaries......................    (6,640)    (5,098)    (3,790)
Gain on sale of securities available-for-sale....................       (84)      (198)        --
Change in assets and liabilities:
  Decrease (increase) in other assets............................       190        292       (744)
  (Decrease) increase in accounts payable........................      (108)       155          6
                                                                    -------    -------    -------
          Net cash provided by operating activities..............       241      1,443        444
INVESTING ACTIVITIES
Proceeds from sales and maturities of securities.................     1,154      1,248        600
                                                                    -------    -------    -------
          Net cash provided by investing activities..............     1,154      1,248        600
FINANCING ACTIVITIES
Net proceeds from issuance of common stock.......................     1,647      1,628        452
Dividends paid...................................................    (1,948)    (1,413)    (1,061)
                                                                    -------    -------    -------
          Net cash provided by (used in) financing activities....      (301)       215       (609)
                                                                    -------    -------    -------
          Net increase in cash and cash equivalents..............     1,094      2,906        435
Cash and cash equivalents at beginning of year...................     4,469      1,563      1,128
                                                                    -------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................   $ 5,563    $ 4,469    $ 1,563
                                                                    =======    =======    =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Income taxes refund............................................   $    34    $   423    $    66
                                                                    =======    =======    =======

20.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS: The carrying amount of cash and cash equivalents is a reasonable estimate of fair value.

     SECURITIES: Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     LOANS: For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     ACCRUED INCOME RECEIVABLE: The carrying amount of accrued income receivable is a reasonable estimate of fair value.

                         GEORGE MASON BANKSHARES, INC.

20. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS -- PARENT COMPANY ONLY -- (CONTINUED)

     DEPOSITS: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED
FUNDS: The carrying amount of securities sold under agreements to repurchase and other borrowed funds is a reasonable estimate of fair value.

     ACCRUED EXPENSES AND OTHER LIABILITIES: The carrying amount of accrued expenses and other liabilities is a reasonable estimate of fair value.

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL GUARANTEES WRITTEN: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Unrecognized financial instrument accrual and deferral fees were not considered material.

     The estimated fair values of the Corporation's financial instruments were as follows (in thousands):

                                                                       DECEMBER 31
                                                       --------------------------------------------
                                                               1996                    1995
                                                       --------------------    --------------------
                                                       CARRYING      FAIR      CARRYING      FAIR
                                                        AMOUNT      VALUE       AMOUNT      VALUE
                                                       --------    --------    --------    --------
Financial assets:
  Cash and cash equivalents.........................   $ 64,958    $ 64,958    $ 49,639    $ 49,639
  Securities........................................    345,433     346,216     261,934     263,156
  Loans.............................................    446,596     448,332     355,040     355,581
  Less allowance for loan losses....................      5,659       5,659       5,529       5,529
                                                       --------    --------    --------    --------
  Net loans.........................................    440,937     442,673     349,511     350,052
  Other.............................................      4,480       4,480       4,406       4,406
                                                       --------    --------    --------    --------
          TOTAL FINANCIAL ASSETS....................   $855,808    $858,327    $665,490    $667,253
                                                       ========    ========    ========    ========
Financial liabilities:
  Deposits..........................................   $693,594    $694,256    $554,464    $556,124
  Securities sold under agreements to repurchase and
     other borrowed funds...........................    105,898     105,866      60,747      60,747
  Other.............................................      8,634       8,634       6,458       6,458
                                                       --------    --------    --------    --------
          TOTAL FINANCIAL LIABILITIES...............   $808,126    $808,756    $621,669    $623,329
                                                       ========    ========    ========    ========

     SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The disclosures also do not include deposit base intangibles. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Corporation.

21.  BUSINESS COMBINATION

     On May 17, 1996, the Corporation merged with The Palmer National Bancorp, Inc. (Palmer). Palmer was a bank holding company with banking facilities in the District of Columbia and a mortgage banking office

                         GEORGE MASON BANKSHARES, INC.

21.  BUSINESS COMBINATION -- (CONTINUED)

in Montgomery County, Maryland. The business combination was accounted for using the pooling of interests method. The Corporation issued 924,599 shares of its common stock to the Palmer shareholders.

     The operating results for the period from January 1, 1996 to May 17, 1996, for each of the entities combined were as follows (in thousands, except for per share data):

                                                                       GMBI      PALMER
                                                                      -------    ------
        Net interest income........................................   $ 8,231    $1,654
        Net income.................................................     2,149        70
        Proceeds from the sale of common stock.....................       925     1,651
        Unrealized holding loss on available-for-sale securities...    (3,205)      (96)
        Dividends declared.........................................       401         0
        Dividends per share........................................       .10         0

     The net interest income and net income for the years ended December 31, 1995 and 1994, for each of the entities combined were as follows (in thousands):

                                                                                 COMBINED
                                                            GMBI      PALMER    CORPORATION
                                                           -------    ------    -----------
        For the year ended December 31, 1995:
          Net interest income...........................   $19,837    $4,333      $24,170
          Net income....................................     5,423       869        6,292
        For the year ended December 31, 1994:
          Net interest income...........................    18,031     4,001       22,032
          Net income....................................     4,380       592        4,972

STOCK PRICE

     The common stock of the Corporation is traded over-the-counter under the NASDAQ National Market System symbol GMBS. The high and low sales price for common shares traded during the last two years were (1995 prices were adjusted for the three-for-two stock split):

                        DURING THE QUARTER ENDED                   LOW PRICE    HIGH PRICE
        --------------------------------------------------------   ---------    ----------
        December 31, 1996.......................................    $ 18.50       $23.25
        September 30, 1996......................................      18.50        20.63
        June 30, 1996...........................................      19.00        22.25
        March 31, 1996..........................................      17.83        23.25
        December 31, 1995.......................................      15.33        19.33
        September 30, 1995......................................      13.17        15.83
        June 30, 1995...........................................      12.33        13.67
        March 31, 1995..........................................      11.33        13.17

QUARTERLY FINANCIAL INFORMATION (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE
DATA)(1)

                                          1996                                    1995
                          -------------------------------------   -------------------------------------
                          DEC 31    SEP 30    JUN 30    MAR 31    DEC 31    SEP 30    JUN 30    MAR 31
                          -------   -------   -------   -------   -------   -------   -------   -------
Interest income.........  $14,905   $14,256   $12,498   $12,068   $11,779   $11,293   $10,857   $10,190
Interest expense........    7,754     7,060     5,871     5,579     5,652     5,325     4,877     4,095
                          -------   -------   -------   -------   -------   -------   -------   -------
Net interest income.....    7,151     7,196     6,627     6,489     6,127     5,968     5,980     6,095
Provision for loan
  losses................        0         0         0       181       115       (50)      (82)       35
Gain on sales of
  securities............      232         8        68       318       612        89       115        17
Other income............    3,459     3,527     3,567     3,673     3,110     3,100     2,085     1,231
Other expense...........    7,855     8,107     7,973     8,244     7,280     7,071     6,289     5,484
Income taxes............      954       815       667       636       389       608       574       524
                          -------   -------   -------   -------   -------   -------   -------   -------
     NET INCOME.........  $ 2,033   $ 1,809   $ 1,622   $ 1,419   $ 2,065   $ 1,528   $ 1,399   $ 1,300
                          =======   =======   =======   =======   =======   =======   =======   =======
NET INCOME PER COMMON
  SHARE.................  $  0.39   $  0.35   $  0.32   $  0.28   $  0.41   $  0.31   $  0.29   $  0.27
                          =======   =======   =======   =======   =======   =======   =======   =======
CASH DIVIDENDS DECLARED
  PER COMMON SHARE......  $  0.13   $  0.12   $  0.11   $  0.10   $  0.11   $  0.09   $  0.09   $  0.09
                          =======   =======   =======   =======   =======   =======   =======   =======
WEIGHTED AVERAGE SHARES
  OUTSTANDING...........    5,197     5,148     5,138     5,076     5,032     4,959     4,878     4,788

---------------
(1) On May 17, 1996, the Corporation merged with The Palmer National Bancorp, Inc. All financial data for the current and prior periods has been restated to reflect the results of operations on a combined basis from the earliest period presented.