Form 10-K405, Exhibit 13
period 1996-12-31
MASON GEORGE BANKSHARES INC
filed 1997-03-28
CIK 761651

                                                               EXHIBIT 13A

                          ARTHUR ANDERSEN LLP

        THE PALMER NATIONAL BANCORP, INC.,
        AND SUBSIDIARIES

        CONSOLIDATED FINANCIAL STATEMENTS
        AS OF DECEMBER 31, 1995 AND 1994, AND
        FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993,
        TOGETHER WITH AUDITORS' REPORT

                              ARTHUR ANDERSEN LLP





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
The Palmer National Bancorp, Inc.,
and Subsidiaries:

We have audited the accompanying consolidated balance sheets of The Palmer National Bancorp, Inc. ("Bancorp," a Delaware corporation), and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Palmer National Bancorp, Inc., and Subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As explained in Note 1 of the notes to the financial statements, effective January 1, 1993, Bancorp changed its method of accounting for income taxes and, effective December 31, 1993, changed its method of accounting for securities.


                                                             ARTHUR ANDERSEN LLP

Washington, D.C.,
  February 14, 1996, except
  with respect to the matter
  discussed in Note 20, as to
  which the date is May 17, 1996.

                       THIS PAGE LEFT BLANK INTENTIONALLY

                       THE PALMER NATIONAL BANCORP, INC.,
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994

                                    ASSETS
                                                                         1995              1994
                                                                    ------------      -------------

CASH AND DUE FROM BANKS                                             $  5,364,481       $ 4,476,667

FEDERAL FUNDS SOLD                                                     6,000,000        13,900,000
                                                                    ------------      -------------
                 Total cash and cash equivalents                      11,364,481        18,376,667


TRADING SECURITIES                                                     5,693,474         5,299,172

INVESTMENT SECURITIES                                                 19,806,781        18,066,247

FEDERAL RESERVE BANK STOCK                                               215,900           215,900

LOANS RECEIVABLE, net                                                 61,058,642        48,962,953

ACCRUED INTEREST RECEIVABLE                                               631,292           482,544

PREMISES AND EQUIPMENT, net                                              604,264           615,612

OTHER REAL ESTATE OWNED, net                                             109,032                 -

DEFERRED TAX ASSET, net                                                  478,942           274,382

OTHER ASSETS                                                           1,200,680         1,159,171
                                                                    ------------      -------------
                 Total assets                                       $101,163,488       $93,452,648
                                                                    ============      =============


        The accompanying notes to the consolidated financial statements are an integral part of these statements.

                       THE PALMER NATIONAL BANCORP, INC.,
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31,1995 AND 1994

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                  LIABILITIES

                                                                                            1995             1994
                                                                                        ------------     -----------
DEPOSITS:
     Demand deposits                                                                    $ 16,367,033     $15,596,221
     Savings and interest-bearing demand deposits                                         17,132,723      17,288,128
     Money market demand deposits                                                         30,882,271      29,131,077
     Certificates of deposit-
          Denominations less than $100,000                                                 7,722,648       7,499,415
          Denominations of $100,000 or more                                                6,799,472       4,935,581
                                                                                        ------------     -----------
                 Total deposits                                                           78,904,147      74,450,422
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE                                            11,884,940      10,811,350
ACCRUED INTEREST PAYABLE                                                                     190,018         110,674
DEBT OF EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")                                                     -          81,252
OTHER LIABILITIES                                                                            601,031         218,916
                                                                                        ------------     -----------
                 Total liabilities                                                        91,580,136      85,672,614
                                                                                        ------------     -----------

                             STOCKHOLDERS' EQUITY

CLASS B VOTING COMMON STOCK, $5 per share par value, 1,000,000
     shares authorized, 509,114 shares issued                                              2,545,570       2,545,570
COMMON STOCK, $5 per share par value, 1,500,000 shares
     authorized, 97,774 and 97,574 shares issued, respectively                               488,870         487,870
NON-VOTING COMMON STOCK, $5 per share par value, 500,000
     shares authorized, 115,605 shares issued and outstanding                                578,025         578,025
PAID-IN CAPITAL                                                                            6,589,403       6,588,003
RETAINED DEFICIT                                                                            (653,678)     (1,522,764)
UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES, net of tax                           77,137        (794,846)
LESS- TREASURY STOCK, AT COST-
     Class B voting common stock and common stock, 2,470 and
     1,433 shares and 712 and 282 shares, respectively                                       (41,975)        (20,572)
                                                                                        ------------     -----------
                                                                                           9,583,352       7,861,286
UNEARNED ESOP SHARES                                                                               -         (81,252)
                                                                                        ------------     -----------
                 Total stockholders' equity                                                9,583,352       7,780,034
                                                                                        ------------     -----------
                 Total liabilities and stockholders' equity                             $101,163,488     $93,452,648
                                                                                        ============     ===========



        The accompanying notes to the consolidated financial statements are an integral part of these statements.

                       THE PALMER NATIONAL BANCORP, INC.,
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                                                    1995          1994          1993
                                                                                ------------  -----------    ----------
INTEREST AND DIVIDEND INCOME:
     Interest and fees on loans                                                 $4,769,027     $4,116,390     $3,611,298
     Trading account interest                                                      230,687        179,007        137,979
     Interest on investment securities                                           1,208,681      1,199,239      1,077,915
     Federal funds sold                                                            611,729        357,266        343,134
     Federal Reserve Bank stock dividends                                           12,954         11,746         11,866
                                                                                ----------    -----------    -----------
                   Total interest and dividend income                            6,833,078      5,863,648      5,182,192
                                                                                ----------    -----------    -----------

INTEREST EXPENSE:
     Savings and interest-bearing demand deposits                                  368,713        404,714        395,239
     Money market demand deposits                                                1,007,664        782,362        740,682
     Certificates of deposit-
         Denominations less than $100,000                                          437,164        306,670        329,736
         Denominations of $100,000 or more                                         305,846        173,321        163,466
                                                                                ----------    -----------    -----------
                   Total interest on deposits                                    2,119,387      1,667,067      1,629,123
     Securities sold under agreements to repurchase                                373,339        195,651        173,367
     Other                                                                           6,855              -         30,289
                                                                                ----------    -----------    -----------
                   Total interest expense                                        2,499,581      1,862,718      1,832,779
                                                                                ----------    -----------    -----------
                   Net interest income                                           4,333,497      4,000,930      3,349,413

RECOVERY OF PROVISION FOR LOAN LOSSES                                              221,000        163,000        180,354
                                                                                ----------    -----------    -----------
                   Net interest income after recovery of provision
                     for loan losses                                             4,554,497      4,163,930      3,529,767
                                                                                ----------    -----------    -----------
OTHER INCOME:
     Fees for other customer services                                              323,531        218,009        225,984
     Trading account gain (loss)                                                   179,519        (13,629)        14,970
     Investment securities gain (loss)                                               2,317        (24,716)       138,098
     Other                                                                         236,070        244,958        212,898
                                                                                ----------    -----------    -----------
                   Total other income                                              741,437        424,622        591,950
                                                                                ----------    -----------    -----------

OPERATING EXPENSES:
     Salaries and benefits                                                       2,349,829      1,910,300      1,697,081
     Occupancy expense of bank premises                                            814,833        790,339        767,455
     Furniture and equipment                                                       343,823        279,893        246,230
     Other                                                                       1,051,265      1,041,143      1,062,363
                                                                                ----------    -----------    -----------
                   Total operating expenses                                      4,559,750      4,021,675      3,773,129
                                                                                ----------    -----------    -----------

INCOME BEFORE BENEFIT FOR INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE
     IN ACCOUNTING PRINCIPLE                                                       736,184        566,877        348,588

BENEFIT FOR INCOME TAXES                                                           132,902         24,801         15,953
                                                                                ----------    -----------    -----------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                  869,086        591,678        364,541

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                      -              -        216,710
                                                                                ----------    -----------    -----------
NET INCOME                                                                      $  869,086    $   591,678     $  581,241
                                                                                ==========    ===========    ===========

        The accompanying notes to the consolidated financial statements are an integral part of these statements.

                       THE PALMER NATIONAL BANCORP, INC.,
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED DECEMBER 31 1995, 1994 AND 1993
                                  (CONTINUED)


                                                                                   1995           1994           1993
                                                                                ----------    -----------    -----------
EARNINGS PER SHARE:
     Primary-
         Income before cumulative effect of change in
            accounting principle                                                     $1.16           $.81           $.50
         Cumulative effect of change in accounting principle                             -              -            .30
                                                                                ----------    -----------    -----------
                   Net income                                                         1.16            .81            .80
                                                                                ----------    -----------    -----------
     Fully diluted-
         Income before cumulative effect of change in
            accounting principle                                                      1.12            .80            .50
     Cumulative effect of change in accounting principle                                 -              -            .30
                                                                                ----------    -----------    -----------
                   Net income                                                        $1.12           $.80           $.80
                                                                                ==========    ===========    ===========





        The accompanying notes to the consolidated financial statements are an integral part of these statements.

                       THE PALMER NATIONAL BANCORP, INC.,
                                AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
              For the Years Ended December 31, 1995, 1994 and 1993



                                                              CLASS B
                                                               VOTING                  NONVOTING                   RETAINED
                                                               COMMON       COMMON       COMMON    PAID-IN        (DEFICIT)
                                                               STOCK        STOCK        STOCK     CAPITAL         EARNINGS
                                                             ----------    --------    ---------  ----------     -----------
BALANCE, December 31, 1992                                   $2,545,570    $487,870    $578,025   $6,588,003     $(2,695,693)
   Purchase of Treasury stock                                       -           -           -            -               -
   ESOP note payment                                                -           -           -            -               -
   Unrealized gain on available-for-sale securities                 -           -           -            -               -
   Net income                                                       -           -           -            -           581,251
                                                             ----------    --------    --------   ----------       ---------
BALANCE, December 31, 1993                                    2,545,570     487,870     578,025    6,588,003      (2,114,442)
   Purchase of Treasury stock                                       -           -           -            -               -
   ESOP note payment                                                -           -           -            -               -
   Unrealized loss on available-for-sale securities                 -           -           -            -               -
   Net income                                                       -           -           -            -           591,678
                                                             ----------    --------    --------   ----------       ---------
BALANCE, December 31, 1994                                    2,545,570     487,870     578,025    6,588,003      (1,522,764)
   Exercise of stock options                                        -         1,000         -          1,400             -
   Purchase of Treasury stock                                       -           -           -            -               -
   ESOP note payment                                                -           -           -            -               -
   Unrealized gain on available-for-sale securities                 -           -           -            -               -
   Net income                                                       -           -           -            -           869,086
                                                             ----------    --------    --------   ----------       ---------
BALANCE, December 31, 1995                                   $2,545,570    $488,870    $578,025   $6,589,403       $(653,678)
                                                             ==========    ========    ========   ==========       =========



                                                                UNREALIZED
                                                              GAIN (LOSS) ON
                                                            AVAILABLE-FOR-SALE    TREASURY       UNEARNED
                                                                SECURITIES         STOCK       ESOP SHARES       TOTAL
                                                            ------------------   ---------     -----------     ----------
BALANCE, December 31, 1992                                     $     -            $   -          $(243,757)    $7,260,018
   Purchase of Treasury stock                                        -             (3,104)             -           (3,104)
   ESOP note payment                                                 -                -             81,253         81,253
   Unrealized gain on available-for-sale securities              168,453              -                -          168,453
   Net income                                                        -                -                -          581,251
                                                                --------         --------        ---------     ----------
BALANCE, December 31, 1993                                       168,453           (3,104)        (162,504)     8,087,871
   Purchase of Treasury stock                                        -            (17,468)             -          (17,468)
   ESOP note payment                                                 -                -             81,252         81,252
   Unrealized loss on available-for-sale securities             (963,299)             -                -         (963,299)
   Net income                                                        -                -                -          591,678
                                                                --------         --------        ---------     ----------
BALANCE, December 31, 1994                                      (794,846)         (20,572)         (81,252)     7,780,034
   Exercise of stock options                                         -                -                -            2,400
   Purchase of Treasury stock                                        -            (21,403)             -          (21,403)
   ESOP note payment                                                 -                -             81,252         81,252
   Unrealized gain on available-for-sale securities              871,983              -                -          871,983
   Net income                                                        -                -                -          869,086
                                                                --------         --------        ---------     ----------
BALANCE, December 31, 1995                                      $ 77,137         $(41,975)       $     -       $9,583,352
                                                                ========         ========        =========     ==========





The accompanying notes to the consolidated financial statements are an integral part of these statements.

                       THE PALMER NATIONAL BANCORP, INC.,
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                      1995             1994              1993
                                                                                  -----------       -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                     $   869,086       $   591,678      $   581,251
   Adjustments to reconcile net income to net cash provided by (used
    in) operating activities-
      Recovery of provision for loan losses                                          (221,000)         (163,000)        (180,354)
      (Gain) loss on sale of investment securities                                     (2,317)           24,716         (138,098)
      Gain on sale of property                                                            -             (16,363)             -
      Amortization of premiums, discounts, and net deferred loan
       fees                                                                            48,201           179,185         (253,700)
      Unrealized gain on foreign currency                                                 -              (5,300)             -
      Depreciation and amortization                                                   191,859           161,708          126,326
      Provision for deferred taxes                                                   (265,786)          (40,719)             -
      Cumulative effect of change in accounting principle                                 -                 -           (216,710)
      Net increase in trading securities                                             (394,302)         (155,946)      (5,143,226)
      (Increase) decrease in accrued interest receivable                             (148,748)          (15,529)          48,351
      Increase (decrease) in accrued interest payable                                  79,344            13,439          (71,819)
      Increase in other assets                                                        (41,509)         (363,889)          (5,995)
      Increase (decrease) in other liabilities                                        382,115           118,026           (3,775)
                                                                                  -----------       -----------      -----------
               Net cash provided by (used in) operating activities                    496,943           328,006       (5,257,749)
                                                                                  -----------       -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sales of investment securities                                  1,047,069         1,318,160        2,795,508
      Proceeds from maturities of investment securities                             2,705,307         7,408,646        6,368,762
      Purchases of investment securities                                           (4,641,282)       (5,950,355)     (16,029,366)
      Loan fundings, net of principal collections on loans                        (11,959,825)       (7,819,733)       5,540,359
      Capital expenditures, net of retirements                                       (168,710)         (243,145)        (232,905)
      (Purchase) retirement of Federal reserve bank stock                                -              (26,650)          14,750
      Proceeds from sale of real estate                                                  -              109,038          435,000
                                                                                  -----------       -----------      -----------
                   Net cash used in investing activities                          (13,017,441)       (5,204,039)      (1,107,892)
                                                                                  -----------       -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net increase (decrease) in demand deposits, savings and interest-
       bearing demand deposits, and money market demand deposits                    2,366,601         5,087,919       (1,863,634)
      Net increase (decrease) in certificates of deposit                            2,087,124         1,762,414       (2,401,098)
      Net increase in securities sold under agreements to repurchase                1,073,590         2,025,674        2,064,793
      Principal payments on note payable                                                  -                 -           (250,000)
      Net principal payments on debt of ESOP                                          (81,252)          (81,252)         (81,253)
      Reduction in unearned ESOP shares                                                81,252            81,252           81,253
      Proceeds from exercise of stock options                                           2,400               -                -
      Purchase of Treasury stock                                                      (21,403)          (17,468)             -
                                                                                  -----------       -----------      -----------
                   Net cash provided by (used in) financing activities              5,508,312         8,858,539       (2,449,939)
                                                                                  -----------       -----------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (7,012,186)        3,982,506       (8,815,580)

CASH AND CASH EQUIVALENTS, beginning of year                                       18,376,667        14,394,161       23,209,741
                                                                                  -----------       -----------      -----------
CASH AND CASH EQUIVALENTS, end of year                                            $11,364,481       $18,376,667      $14,394,161
                                                                                  ===========       ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for-
       Interest                                                                   $ 2,309,563       $ 1,849,279      $ 1,904,598
                                                                                  ===========       ===========      ===========
       Income taxes                                                               $     1,644       $       -        $       -
                                                                                  ===========       ===========      ===========
       Charge-offs of loans receivable                                            $   302,541       $   114,529      $   536,521
                                                                                  ===========       ===========      ===========
   Loans transferred to other real estate owned                                   $   116,000       $       -        $   117,000
                                                                                  ===========       ===========      ===========

        The accompanying notes to the consolidated financial statements are an integral part of these statements.

                       THE PALMER NATIONAL BANCORP, INC.,
                                AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF DECEMBER 31,1995 AND 1994, AND
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


1.  SUMMARY OF ACCOUNTING POLICIES AND
    OPERATIONS:

OPERATIONS

The Palmer National Bancorp, Inc. ("Bancorp"), was incorporated in the state of Delaware on September 2, 1983. On September 14, 1983, Bancorp acquired all of the outstanding shares of The Palmer National Bank (the "Bank," incorporated in the District of Columbia on September 12,1982). The Bank's principal business is attracting deposits from the general public and investing those funds in loans. The Bank operates three branches located in northwest Washington, D.C.

On December 23, 1994, Palmer National Mortgage, Inc., was formed. Palmer National Mortgage, Inc., is a wholly owned subsidiary of Bancorp, established for the purpose of originating and selling single family residential mortgage loans. Palmer National Mortgage, Inc., commenced operations in April 1995.

The accounting and reporting policies of Bancorp are in accordance with generally accepted accounting principles ("GAAP") and conform to general practices within the banking industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, it is reasonably possible that a change in certain of these estimates, such as loan loss reserves, will occur in the near term. The following is a summary of Bancorp's significant accounting policies.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Bancorp, the Bank, and Palmer National Mortgage, Inc., as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

Cash equivalents include amounts due from depository institutions and highly liquid investments with original maturities of three months or less.

TRADING AND INVESTMENT SECURITIES

As of December 31, 1993, Bancorp adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 establishes three categories of investments in debt securities and the related accounting treatment for each, as follows.

- Debt securities that Bancorp has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.

- Debt securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings.

- Debt securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized holding gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of the related tax effect, until realized.

As of December 31, 1995 and 1994, securities classified as trading securities are presented as such on the accompanying consolidated balance sheets (see Note
2). Securities classified as available-for-sale and held-to-maturity are included in investment securities on the accompanying consolidated balance sheets (see Note 3).

In late 1995, the Financial Accounting Standards Board ("FASB") published implementation guidance related to SFAS No. 115 (the "Special Report"). The report was designed to provide additional guidance and clarification on the implementation of SFAS No. 115. The Special Report included a special transition provision, allowing a reassessment of the initial classifications of all securities and the ability to reclassify, after review of the guidance in the Special Report, securities between the classifications of held-to-maturity and available-for-sale. This transfer between portfolios can occur without the prescribed accounting for transfers between portfolios under SFAS No. 115, for transfers made on or before December 31, 1995. Upon review of the Special Report, Bancorp transferred all of its securities classified as held-to-maturity to available-for-sale.

LOANS RECEIVABLE

Loans are carried at amounts advanced, less payments collected, reduced by unearned interest, the reserve for loan losses, and net deferred loan fees. Interest on loans is accrued over the term of the loan, based on the principal amount outstanding.

Loans are generally placed on nonaccrual status when they are 90 days past due as to either principal or interest. However, loans that are in the process of renewal or that are well secured and in the process of collection may not be placed on nonaccrual status, based on the judgment of management. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest on loans. Income is subsequently recognized only to the extent that cash payments are received or until, in management's judgment, the borrower's ability to make periodic payments has been restored, in which case the loan is returned to accrual status.

IMPAIRED LOANS

Effective January 1, 1995, Bancorp adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditor for Impairment of a Loan - Income Recognition and Disclosures," which defines impaired loans as specifically reviewed loans for which it is probable that Bancorp will be unable to collect all amounts due according to the terms of the loan agreement. Bancorp's impaired loans are generally defined as nonaccrual loans as detailed above (see Note 5).

LOAN FEES

Bancorp defers and amortizes loan fees, net of related costs, over the anticipated lives of the loans originated. For each of the years presented in the accompanying consolidated statements of income, the amortization of net deferred loan fees is included with interest and fees on loans.

RESERVE FOR LOAN LOSSES

The reserve for loan losses is an estimate based upon loan loss experience, adjusted for such factors as changes in the character of the loan portfolio and current economic conditions. An evaluation of the loan portfolio is performed periodically by management as a basis for maintaining an adequate reserve balance, and adjustments, as they become necessary, are reported in earnings in the periods in which they become known. In the opinion of management, the reserve for loan losses is adequate to absorb estimated losses that have been incurred in the present loan portfolio.

PREMISES AND EQUIPMENT

Premises and equipment includes furniture, equipment and leasehold improvements. These assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives (three to ten years).

OTHER REAL ESTATE OWNED

Other real estate owned is property acquired through foreclosure and is recorded at the lower of cost or fair value, less estimated costs to sell. Any write-downs to fair value on other real estate owned at the date of foreclosure are charged to the reserve for loan losses. A reserve for other real estate owned is maintained to recognize subsequent declines in fair value.

INCOME TAXES

Effective January 1, 1993, Bancorp adopted SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax laws and rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under this new standard, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Under the deferred method, deferred taxes were recognized using the tax rate applicable in the year of the calculation and were not adjusted for subsequent changes in tax rates. The January 1, 1993, cumulative effect of change in accounting principle recognized as income from the adoption of SFAS No. 109 was $216,710 (see Note 12).

EARNINGS PER COMMON SHARE

Earnings per common share are calculated by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Stock options are considered common stock equivalents unless determined to be antidilutive. The weighted average number of shares used to compute primary net income per share were 752,181 for 1995, 732,781 for 1994 and 722,284 for 1993. The weighted average number of shares used to compute fully diluted net income per share were 773,529 for 1995, 743,604 for 1994 and 722,284 for 1993. The weighted average number of shares have been adjusted to reflect the assumed exercise of outstanding options. The adjustment made was based on the "treasury stock" method, as defined in Accounting Principles Board ("APB") Opinion No. 15.

ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such recoverability is measured based on the estimated future cash flows expected to result from the use of the asset as well as its eventual disposition. SFAS No. 121 excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights and deferred tax assets. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Bancorp does not anticipate any material effect on its financial position or results of operations from the implementation of SFAS No. 121.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, employee stock options or similar equity instruments were accounted for under the "intrinsic value method" as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied.

SFAS No. 123 is effective for transactions entered into in fiscal years that begin after December 15, 1995. Management has not yet concluded if it will use the fair value or the intrinsic value method. As such, the potential impact on the results of operations or financial condition of the Bancorp cannot be determined at this time.

RECLASSIFICATIONS

Certain reclassifications have been made to amounts in order to make them consistent with the current-year presentation.

2. TRADING SECURITIES:

During 1993, Bancorp established a trading account for certain securities. As discussed in Note 1, these securities are valued at estimated fair value. The net unrealized gains or (losses) included in the consolidated statement of income for the years ending December 31, 1995, 1994 and 1993 are $36,091, $(50,842), and $(9,676), respectively.

3. INVESTMENT SECURITIES:

As discussed in Note 1, as of December 31,1993, Bancorp implemented SFAS No.
115. The gross unrealized gains and losses in Bancorp's investment securities are as follows.

                                                       AS OF DECEMBER 31, 1995
                                   -------------------------------------------------------------
                                                      GROSS            GROSS
                                                    UNREALIZED       UNREALIZED      AGGREGATE
                                    AMORTIZED        HOLDING          HOLDING           FAIR
                                       COST           GAINS            LOSSES          VALUE
                                   ------------    -----------      -----------     ------------
Investments available-for-sale:
    U.S. Treasury securities        $ 5,563,793       $ 21,644        $(8,098)        $5,577,339
    U.S. government agency
     securities                       5,233,751         55,034         (7,304)         5,281,481
    Mortgage-backed securities        8,114,275         93,051        (12,020)         8,195,306
    Corporate securities                756,598            152         (4,095)           752,655
                                    -----------       --------       --------        -----------
           Total investments
            available-for-sale      $19,668,417       $169,881       $(31,517)       $19,806,781
                                    ===========       ========       ========        ===========


                                                       AS OF DECEMBER 31, 1994
                                   -------------------------------------------------------------
                                                     GROSS            GROSS
                                                    UNREALIZED     UNREALIZED         AGGREGATE
                                     AMORTIZED       HOLDING         HOLDING             FAIR
                                        COST          GAINS          LOSSES             VALUE
                                   ------------    -----------     ----------       ------------
Investments available-for-sale:
    U.S. Treasury securities        $ 6,446,844        $   -        $(289,680)       $ 6,157,164
    U.S. government agency
     securities                       3,470,934          1,243       (225,776)         3,246,401
    Mortgage-backed securities        6,890,834         11,257       (291,890)         6,610,201
                                   ------------      ---------      ---------       ------------
           Total investments
            available-for-sale      $16,808,612        $12,500      $(807,346)       $16,013,766
                                   ============      =========      =========       ============

Investments held-to-maturity:
    U.S. Treasury security          $   499,540        $   -        $  (3,290)       $   496,250
    Mortgage-backed securities          793,054         15,649        (14,698)           794,005
    CORPORATE securities                759,887            457        (28,469)           731,875
                                   ------------      ---------      ---------       ------------
           Total investments
            held-to-maturity        $ 2,052,481        $16,106      $ (46,457)       $ 2,022,130
                                   ============      =========      =========       ============

Investments available-for-sale are included in investment securities at fair value, with unrealized gains and losses, net of the effect of tax, included as a separate component of stockholders' equity in the accompanying balance sheets. The portfolio had net unrealized gains of $138,364 as of December 31, 1995, and net unrealized losses of $794,846 as of December 31, 1994.

Investments held-to-maturity are included in investment securities at cost, adjusted for the amortization of premiums and the accretion of discounts. At December 31, 1995, there were no securities held-to-maturity. The decrease from December 31, 1994 was primarily due to the transfer of $1,909,965 in held-to-maturity securities, with a corresponding unrealized net gain of $27,086, to the available-for-sale portfolio in December 1995. This transfer was made in connection with the issuances of the FASB's Special Report discussed in Note 1.

A comparison of amortized cost and fair value for investment securities, along with the contractual dates of maturity, by category of investment as of December 31, 1995, is as follows.

                                                                    AGGREGATE
                                                      AMORTIZED        FAIR
                                                         COST         VALUE
                                                     ------------  ------------
Investments available-for-sale:
    U.S. Treasury securities-
     Maturing within one year                         $ 1,513,665   $ 1,512,108
     Maturing after one year, but within five years     4,050,128     4,065,231
                                                     ------------  ------------
            Total U.S. Treasury securities              5,563,793     5,577,339
                                                     ------------  ------------
    U.S. government agency securities-
     Maturing within one year                           2,003,972     2,010,936
     Maturing after one year, but within five years     3,229,779     3,270,545
                                                     ------------  ------------
            Total U.S. government agency securities     5,233,751     5,281,481
                                                     ------------  ------------
    Mortgage-backed securities                          8,114,275     8,195,306
                                                     ------------  ------------
    Corporate securities-
     Maturing within one year                             250,000       249,453
     Maturing after one year, but within five years       506,598       503,202
                                                     ------------  ------------
            Total corporate securities                    756,598       752,655
                                                     ------------  ------------
            Total investments available-for-sale      $19,668,417   $19,806,781
                                                     ============  ============

During 1995,1994 and 1993, investment securities with a book value of approximately $1,045,000, $1,343,000 and $6,344,000, respectively, were sold, resulting in total realized gains and (losses) of $2,317, $(24,716) and $138,098, respectively, which are included in other income in the accompanying financial statements. Specific identification of assets is used for purposes of computing realized gains and losses.

The book value of investment securities pledged to secure deposits and securities sold under agreements to repurchase amounted to approximately $13,724,000 and $12,087,000 as of December 31, 1995 and 1994, respectively.

4. LOANS RECEIVABLE:

Loans receivable include the following as of December 31, 1995 and 1994.

                                                        1995          1994
                                                    ------------  ------------
Commercial                                           $11,662,685   $ 7,397,133
Consumer                                               1,612,880     1,893,902
Real estate - mortgage                                48,823,234    40,796,668
Real estate - construction                                   -         538,143
All other loans                                          547,576       472,277
                                                    ------------  ------------
             Total loans receivable                   62,646,375    51,098,123
             Reserve for loan losses                  (1,489,141)   (1,996,528)
             Net deferred loan fees                      (98,592)     (138,642)
                                                    ------------  ------------
                                                     $61,058,642   $48,962,953
                                                    ============  ============

Activity in the reserve for loan losses for the years ended December 31, 1995, 1994 and 1993, is as follows.

                                             1995             1994            1993
                                         -----------      -----------     -----------
  Balance, beginning of year              $1,996,528       $1,961,945      $2,558,093
  Recovery of provision for loan losses     (221,000)        (163,000)       (180,354)
  Net recoveries (charge-offs)              (286,387)         197,583        (415,794)
                                         -----------      -----------     -----------
  Balance, end of year                    $1,489,141       $1,996,528      $1,961,945
                                         ===========      ===========     ===========

The effective yield on the loan portfolio was 8.4%, 9.0% and 8.9% as of December 31, 1995, 1994 and 1993, respectively.

Net deferred loan fees totaled $98,592 and $138,642 as of December 31, 1995 and 1994, respectively. The amortization of net deferred loan fees amounted to $55,837, $55,026 and $119,266, respectively, for the years ended December 31, 1995, 1994 and 1993.

5. IMPAIRED LOANS:

Effective January 1, 1995, Bancorp implemented SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Credit for Impairment of a Loan-Income Recognition and Disclosures."

A loan is considered impaired when, based on all current information and events, it is probable that Bancorp will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. Such impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, impairment may be measured based on the loan's observable market price, or if the loan is collateral dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Loans for which foreclosure is probable continue to be accounted for as loans.

Income on impaired loans is subsequently recognized only to the extent that cash payments are received or until, in management's judgment, the borrower's ability to make periodic payments has been restored.

At December 31, 1995, Bancorp had impaired loans with carrying value of $31,216 before related allowance for loan losses of $20,000. The average recorded investment in impaired loans for the year ended December 31, 1995 was $340,550. Bancorp recognized no interest income on its impaired loans for the year ended December 31, 1995.

As of December 31, 1995 and 1994, Bancorp had $31,216 and $726,140, respectively, of loans on nonaccrual status. Renegotiated loans are loans for which terms have been renegotiated to provide a reduction or deferral of interest or principal as a result of a deterioration in the financial position of the borrower and are accounted for in accordance with SFAS No. 15, "Accounting for Troubled Debt Restructurings." Extensions of loans, at market terms, are not considered by Bancorp to be renegotiated. As of December 31, 1995 and 1994, Bancorp had $107,778 and $951,882, respectively, in renegotiated loans.

6.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK:

Most of Bancorp's lending activity is with customers located within the Washington, D.C., metropolitan area. As of December 31, 1995 and 1994, the loan portfolio was secured by the following asset types.

                                            1995                      1994
                                -------------------------   ------------------------
                                 PRINCIPAL                   PRINCIPAL
    COLLATERAL TYPE               BALANCE        PERCENT      BALANCE       PERCENT
------------------------------- ------------    ---------   ------------   ---------
Residential real estate:
    First deed of trust          $31,341,049        50%      $25,030,464      49%
    Other deed of trust            4,643,228         7         4,115,987       8
Commercial real estate:
    First deed of trust           12,022,076        19        10,868,771      21
    Other deed of trust              840,281         1           893,700       2
Partnership interest                 151,958         1           422,032       1
General assets                     5,700,844         9         2,383,751       5
Other                              5,782,306         9         5,309,644      10
                                 -----------     -------    ------------   -------
             Total secured loans  60,481,742        96        49,024,349      96
Unsecured loans                    2,164,633         4         2,073,774       4
                                 -----------     -------    ------------   -------
             Total loans         $62,646,375       100%      $51,098,123     100%
                                 ===========     =======    ============   =======

7.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-
    SHEET RISK:

In the normal course of business, Bancorp is a party to financial instruments with off-balance-sheet risk in order to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the accompanying consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement Bancorp has in particular classes of financial instruments.

Bancorp's exposure to credit loss in the event of nonperformance by the other party related to those financial instruments is represented by the contractual amount of the instruments. Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Bancorp requires collateral or other security to support certain financial instruments with credit risk.

                                                          CONTRACT AMOUNT
                                                               AS OF
                                                            DECEMBER 31,
                                                           (IN THOUSANDS)
                                                       ----------------------
                                                         1995          1994
                                                       -------        ------
       Financial instruments whose contract amounts
          represent credit risk:
            Commitments to extend credit-
                Commercial and consumer                $15,136        $9,105
                Home equity lines                        5,738         2,130
                Overdraft lines                          1,257           902
            Standby letters of credit                    2,033         1,265

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained (if deemed necessary by Bancorp) upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 1995 and 1994, Bancorp holds cash as collateral supporting standby letters of credit in the amount of $1,355,000 and $589,000, respectively.

8.  PREMISES AND EQUIPMENT:

The composition of premises and equipment as of December 31, 1995 and 1994, is as follows.

                                                                 1995                 1994
                                                             ------------         ------------
     Furniture and equipment                                 $ 1,019,198          $   850,134
     Leasehold improvements                                    1,213,433            1,208,141
                                                             ------------         ------------
                                                               2,232,631            2,058,275
     Less- Accumulated depreciation and amortization          (1,628,367)          (1,442,663)
                                                             ------------         ------------
                                                             $   604,264          $   615,612
                                                             ============         ============

9.  OTHER ASSETS:

Bancorp's other assets consist primarily of the cash surrender value of certain insurance policies. Bancorp purchased key man life insurance policies under which Bancorp is the owner and beneficiary. In addition, Bancorp has purchased four split-dollar life insurance policies under which Bancorp pays the premiums and has endorsed the death benefit to four key executives. In the event of the death of the insured, Bancorp will recover the cumulative amount of the premiums paid. Bancorp has also purchased life insurance policies to fund postretirement benefits of certain key executives (see Note 14).

Also included in other assets is the cumulative amount of premiums paid by Bancorp for two split-dollar life insurance policies owned by one of Bancorp's officers. The officer is to reimburse Bancorp for the cumulative amount of the premiums paid. The policy has been assigned to Bancorp to secure the repayment of the premiums upon the officer's termination, retirement or death.

10. CERTIFICATES OF DEPOSIT:

Certificates of deposit as of December 31, 1995 and 1994, mature as follows.

                                         1995            1994
                                     ------------    ------------
    Within one month                  $ 3,352,256     $ 3,008,510
    One month to three months           2,903,397       2,345,999
    Four months to six months           3,293,995       2,508,178
    Over six months                     4,972,472       4,572,309
                                     ------------    ------------
                   Total              $14,522,120     $12,434,996
                                     ============    ============

The rates on these deposits ranged from 4.1 to 6.5 percent as of December 31, 1995. The weighted-average rate for total certificates of deposit was 5.6 and
4.9 percent as of December 31, 1995 and 1994, respectively.

11. LINES OF CREDIT AND SECURITIES SOLD
    UNDER AGREEMENTS TO REPURCHASE:

Bancorp has unused lines of credit with various banks, aggregating approximately $4,300,000 as of December 31, 1995. The rates on borrowings under these lines of credit approximate the respective banks' Federal funds rates.

Securities sold under agreements to repurchase amounted to $11,884,940 and $10,811,350 as of December 31, 1995 and 1994, respectively, and were at weighted-average interest rates of 3.9 and 3.8 percent, respectively. As of December 31, 1995 and 1994, Bancorp had pledged investment securities, with a book value of approximately $12,868,000 and $11,213,000, respectively, as collateral securing borrowings under repurchase agreements.

12. INCOME TAXES:

As discussed in Note 1, effective January 1, 1993, Bancorp adopted SFAS No.
109. The cumulative effect of this change of $216,710 is included in the 1993 statement of income.

The benefit (provision) for income taxes consisted of the following.


                                             1995       1994        1993
                                         ----------  ----------   ---------
    Current (provision) benefit:
       Federal                            $(129,839)   $(15,918)  $(132,773)
       District of Columbia                  (3,045)       -         15,953
    Deferred (provision) benefit:
       Federal                             (148,567)   (214,608)    (25,834)
       District of Columbia                   2,137      (4,660)       -
       Change in valuation allowance for
         deferred tax assets                412,216     259,987     158,607
                                         ----------  ----------   ---------
                 Total benefit            $ 132,902    $ 24,801   $  15,953
                                         ==========  ==========   =========

A reconciliation of the statutory Federal income tax rate to Bancorp's effective income tax rate follows.

                                                   PERCENT OF PRETAX INCOME
                                             ---------------------------------
                                               1995        1994         1993
                                             ---------   ---------    --------
    Statutory Federal income tax                34.0%       34.0%       34.0%
    District of Columbia income tax, net of
      Federal income tax benefit                 6.8         6.8         6.9
    Change in valuation allowance for
      deferred tax assets                      (56.0)      (45.9)      (45.5)
    Other                                       (2.9)        0.7         -
                                             ---------   ---------    --------
                                               (18.1)%      (4.4)%      (4.6)%
                                             =========   =========    ========

Temporary differences which give rise to deferred tax assets and liabilities as of December 31, 1995 and 1994, are as follows.

                                                         1995          1994
                                                    ----------     ----------
    Deferred tax assets:
        Tax credit carryforwards                      $ 81,697       $ 15,918
        Operating loss carryforwards                       -          130,065
        Reserve for loan losses                        341,006        574,752
        Deferred loan fees                              35,913         47,885
        Post-retirement benefits                        62,393         13,275
        Depreciation                                    46,279         33,004
        Other                                          100,293          1,251
                                                    ----------     ----------
    Gross deferred tax assets                          667,581        816,150
    Valuation allowance                                    -         (412,216)
                                                    ----------     ----------
    Net deferred tax assets                            667,581        403,934
                                                    ----------     ----------

    Deferred tax liabilities
        Unrealized appreciation on debt securities      61,226            -
        Other                                          127,413        129,552
                                                    ----------     ----------
    Deferred tax liabilities                           188,639        129,552
                                                    ----------     ----------
    Net deferred tax asset                            $478,942       $274,382
                                                    ==========     ==========

As of December 31, 1995 and 1994, Bancorp had established a valuation allowance of $0 and $412,216, respectively. The decrease in the valuation allowance was primarily due to the fact that management no longer believed an allowance is necessary based on past and estimated future operating performance and the use of all operating loss carryforwards. Realization of the deferred tax asset is dependent on generating future taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

13. STOCKHOLDERS' EQUITY:

COMMON STOCK

As of December 31, 1995 and 1994, Bancorp had three classes of common stock with the following characteristics.

- Common Stock ("Common") - One vote per share and receives 105 percent of dividends granted on Class B Voting Common Stock and Non-Voting Common Stock.

- Class B Voting Common Stock ("Class B") - Ten votes per share and dividends must equal Non-Voting Common Stock. Convertible into Common, on a share-for-share basis, at the option of the holder.

- Non-Voting Common Stock ("Non-Voting") - No votes per share. Dividends are equal to Class B Voting Common Stock. Convertible into Common, on a share-for-share basis, at the option of the holder, at any time after a "change of control." "Change of control" has been defined as approval of such a change by the Board of Governors of the Federal Reserve Board.

STOCK OPTION PLAN

Bancorp has a stock option plan for certain officers and other key employees of Bancorp and the Bank. Under the terms of the stock option plan, options for the purchase of Bancorp's stock are granted generally at the greater of par value or 100 percent of the fair market value of the stock at the date of the grant, as determined by the Board of Directors of Bancorp, and are exercisable upon granting over periods up to ten years.

As of December 31, 1995, there were 250,000 shares in the plan, of which 137,800 options to purchase Bancorp's Common Stock were outstanding. Option prices range from $5.00 to $14.50 per option. During 1995, 19,000 options were granted at the estimated fair market value of $14.50 per share. In addition, 200 options were exercised during the year at a price of $12.00 per share.

EMPLOYEE STOCK OWNERSHIP PLAN

During 1985, the Board of Directors of Bancorp established a trust to operate an employee stock ownership plan (the "ESOP Plan"), which is provided to employees of Bancorp and the Bank who meet certain age and service requirements. In connection with the acquisition of these shares, the ESOP Plan borrowed the funds to purchase the shares. Bancorp has guaranteed the notes payable and, as such, has recorded the total outstanding balance as a liability, with a like amount recorded as a reduction of stockholders' equity. Certain of the ESOP Plan's shares collateralize the notes payable as of December 31, 1994, and will be released into the Plan as Bancorp makes payments on the notes payable. These notes payable are scheduled to be repaid in installments of $81,252 per year, with the final installment due in 1995. During 1995, the final installment on the notes was paid and all have been released into the Plan.

Compensation expense related to the ESOP Plan of $81,252, $81,252 and $81,252, for the years ended December 31, 1995, 1994 and 1993, respectively, is included in salaries and benefits expense in the accompanying consolidated financial statements.

14.  COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

Bancorp's leases principally involve office space and equipment. In 1995, 1994 and 1993, rent expense for office space was approximately $760,000, $726,000 and $682,000, respectively. Minimum future annual rental payments under leases that have initial or remaining noncancelable lease terms in excess of one year are as follows.

         YEAR ENDED                                       OPERATING
        DECEMBER 31,                                       LEASES
        ------------                                      ----------
             1996                                         $  728,652
             1997                                            692,838
             1998                                            685,588
             1999                                            242,101
             2000                                            227,206
             2001 and thereafter                             374,682
                                                          ----------
                      Total minimum lease payments        $2,951,067
                                                          ==========

DATA PROCESSING CONTRACT

Bancorp entered into a five-year agreement with Electronic Data Systems ("EDS") of Plano, Texas, on September 5, 1995, for data processing and bank operation services. Services include loan accounting, deposit accounting, financial management systems, statement rendering, and proof of deposit. Terms of the contract provide for termination due to acquisition of 50 percent or more of the stock or the assets of the EDS customer. An addendum to the contract details the amount of termination charges resulting from an early termination of the contract. Should termination occur within the first twelve months of the contract, termination charges would be twelve times the average monthly billing for the most recent three-month period, or ten times the proposed monthly billing, whichever is greater. Subsequent periods would result in lower termination charges. Estimated current monthly expense approximates $14,000.

POST-RETIREMENT BENEFIT AGREEMENTS

Bancorp has entered into Supplemental Post-Retirement Benefit agreements with five key executives under which the executive is entitled to either a post-retirement benefit, payable in equal monthly installments over fifteen years beginning at age 65, or a death benefit, payable to the executive's beneficiary in the event of the death of the executive in equal monthly installments over fifteen years. The total benefit amount is preestablished for each executive; however, if the key executive elects early retirement at age 55 with 10 years of service, the executive is entitled to a reduced post-retirement benefit amount. Bancorp is accruing the liability related to the post-retirement benefits over the estimated service period of each of the executives. As of December 31, 1995, Bancorp has accrued $141,500 related to these postretirement benefits agreements. As discussed in Note 9, Bancorp has purchased life insurance policies to fund these post-retirement benefits.

LITIGATION

In the normal course of business, Bancorp is involved in certain pending litigation. In the opinion of management, the ultimate resolution of such matters will not have a material impact on the financial condition or the future results of operations of Bancorp.

15. RELATED-PARTY TRANSACTIONS:

Bancorp has had, and expects to have in the future, banking transactions with directors, advisory directors, principal officers, and affiliated companies in which the directors are officers and/or stockholders. In management's opinion, such transactions are on the same terms, including interest rates and collateral, as similar transactions with independent parties. These persons and affiliated companies were indebted or contingently liable to Bancorp for loans totaling $838,723 and $781,426 as of December 31, 1995 and 1994, respectively. Bancorp also holds deposits for these individuals and affiliated companies.
The total amount of deposits held was $6,395,775 and $5,695,423 as of December 31, 1995 and 1994, respectively. Furthermore, the chief executive officer of the investment company with which Bancorp established a trading account during 1993 resigned from the Board of Directors in October 1993 and currently serves as an investment advisor to the Board of Directors.

In addition, an officer of Bancorp owns split-dollar, universal life insurance policies for which Bancorp advances premiums. The officer is to reimburse Bancorp for the cumulative amount of the premiums paid upon the officer's termination, retirement, or death. The policy has been assigned to Bancorp to secure the repayment of the premiums.

16. CONDENSED FINANCIAL STATEMENTS
    (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                       DECEMBER 31,
                                                                 1995             1994
                                                               -------          -------
Assets:
   Cash and due from banks                                      $    4           $  535
   Investment in subsidiaries                                    8,694            6,740
   Investment securities                                           509              500
   Income tax receivable from subsidiary                           380               85
   Other                                                           -                  2
                                                               -------          -------
               Total assets                                     $9,587           $7,862
                                                               =======          =======

Liabilities:
   Accrued interest payable                                     $  -             $    1
   Debt of Employee Stock Ownership Plan (ESOP)                    -                 81
   Other                                                             4              -
                                                               -------          -------
               Total liabilities                                     4               82

Stockholders' equity:
   Common stock                                                  3,613            3,612
   Paid-in capital                                               6,589            6,588
   Retained deficit                                               (654)          (1,523)
   Unrealized gain (loss) on available-for-sale securities          77             (795)
   Less- Treasury stock, at cost                                   (42)             (21)
   Unearned ESOP shares                                            -                (81)
                                                               -------          -------
               Total stockholders' equity                        9,583            7,780
                                                               -------          -------
               Total liabilities and stockholders' equity       $9,587           $7,862
                                                               =======          =======

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                 FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                            1995       1994       1993
                                                           -----      -----      -----
Interest income                                             $ 39       $ 42       $ 50

Noninterest expense                                          333        279        262
                                                           -----      -----      -----
Loss before equity in net income of subsidiaries            (294)      (237)      (212)

Equity in net income of subsidiaries                         872        921        646
                                                           -----      -----      -----
Income before income tax benefit (provision)                 578        684        434

Income tax benefit (provision)                               291        (92)       147
                                                           -----      -----      -----
               Net income                                  $ 869      $ 592      $ 581
                                                           =====      =====      =====

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                                          1995       1994       1993
                                                        -------    --------   -------
Cash flows from operating activities:
   Net income                                            $ 869      $ 592      $ 581
   Adjustment to reconcile net income to net cash used
     in operating activities-
      Equity in net income of subsidiaries                (872)      (921)      (646)
      (Increase) decrease in income tax receivable from
        subsidiary                                        (295)        92       (151)
      (Decrease) increase in accrued interest payable       (1)         6        -
      Other                                                  3        -          -
                                                        ------     ------     ------
             Net cash used in operating activities        (296)      (231)      (216)
                                                        ------     ------     ------
Cash flows from investing activities:

   Investment in subsidiary                               (216)       -          -
   Proceeds from investment securities                     -          461        -
   Purchase of investment securities                       -          -         (248)
                                                        ------     ------     ------
             Net cash (used in) provided by investing
               activities                                 (216)       461       (248)
                                                        ------     ------     ------
Cash flows from financing activities:
   Net principal payments on debt of ESOP                  (81)       (81)       (81)
   Reduction in unearned ESOP shares                        81         81         81
   Principal payments on note payable                      -          -         (250)
   Proceeds from exercise of stock options                   2        -          -
   Purchase of Treasury stock                              (21)       (18)        (3)
                                                        ------     ------     ------
             Net cash used in financing activities         (19)       (18)      (253)
                                                        ------     ------     ------
Net (decrease) increase in cash                           (531)       212       (717)

Cash and due from banks, beginning of year                 535        323      1,040
                                                        ------     ------     ------
Cash and due from banks, end of year                     $   4      $ 535     $  323
                                                        ======     ======     ======

The primary activity of Bancorp is that of a bank holding company. No cash dividends have been received by the Bancorp from subsidiaries during the last three years.

17. ESTIMATED FAIR VALUE OF FINANCIAL
    INSTRUMENTS:

Bancorp adopted SFAS No. 107 "Disclosure About Fair Value of Financial Instruments" as of December 31, 1995. SFAS No. 107 requires disclosure of the fair value of assets and liabilities recognized and not recognized in the balance sheet, when fair value is estimable. Fair value information that pertains to Bancorp's financial instruments does not purport to represent the aggregate net value of the entity. Much of the information used to determine fair value is highly subjective and judgmental in nature, and therefore, the results may not be precise. Since the fair value is estimated as of the balance sheet date, the amount that will actually be realized or paid upon settlement or maturity could be significantly different.

The estimated fair values of financial instruments at December 31, 1995, are summarized as follows.

                                                                ESTIMATED
                                                      CARRYING     FAIR
                                                        VALUE     VALUE
                                                     ---------- -----------
                                                          (in thousands)
   ASSETS:
    Cash and cash equivalents                         $ 11,364   $ 11,364
    Trading securities                                   5,693      5,693
    Investment securities                               19,807     19,807
    Loans receivable                                    61,059     60,028
    Accrued interest receivable                            631        631

   LIABILITIES:
    Deposits                                            78,904     78,979
    Securities sold under agreements to repurchase      11,885     11,885
    Accrued interest payable                               190        190

   OFF-BALANCE SHEET INSTRUMENTS:
    Commitments to extend credit                        22,131        -
    Standby letters of credit                            2,033         13


The following methods and assumptions were used to estimate fair value.

- CASH AND CASH EQUIVALENTS - The carrying amounts of cash and short-term instruments approximate their fair value.

- TRADING SECURITIES - Fair values for trading account securities, which also are the amounts recognized in the consolidated balance sheets, are based on quoted market prices.

- INVESTMENT SECURITIES - Fair values for investment securities are based on quoted market prices.

- LOANS RECEIVABLE - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

- DEPOSITS - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates.

- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - The carrying amounts of repurchase agreements approximate their fair value due to the short maturities of these instruments.

- ACCRUED INTEREST - The carrying amounts of accrued interest approximate their fair values.

- OFF-BALANCE SHEET INSTRUMENTS - Fair values for off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

18. MEMORANDUM OF UNDERSTANDING:

On March 11, 1992, the Board of Directors of the Bank entered into a formal written agreement with the Office of the Comptroller of the Currency (the "OCC"). This agreement prescribed certain corrective measures necessary to address deficiencies in policies and procedures noted by the OCC in its examination of the Bank. On December 13, 1993, this written agreement was terminated and replaced by a Memorandum of Understanding ("MOU") between the Board of Directors of the Bank and the OCC. The MOU prescribed certain continuing monitoring activities that were to be performed by the Bank. On September 22,1994, the OCC rescinded the MOU.

19. CAPITAL REQUIREMENTS:

Capital guidelines have been established by the Federal Financial Institutions Examination Council (the "FFIEC") requiring banking organizations to meet risk-weighted and other capital requirements. The risk-weighted capital guidelines redefined the components of capital, categorized assets into different risk classes, and included certain off-balance-sheet items in the calculation of risk-weighted assets. Under these rules, the Bank's core and total capital ratios were 15.2 and 16.4 percent and Bancorp's core and total capital ratios were 17.10 and 18.35 percent, respectively, as of December 31, 1995.

An additional capital requirement is the leverage ratio, which measures the ratio of core capital to total assets. The most highly rated banks will be required to maintain a minimum leverage ratio of 3.0 percent. However, most banks will be required to maintain an additional cushion of at least 100 to 200 basis points above the 3.0 percent minimum. As of December 31, 1995, the Bank's leverage ratio was 8.4 percent and Bancorp's was 9.4 percent.

20.  BUSINESS COMBINATION:

In October 1995, Bancorp entered into a merger agreement with George Mason Bankshares, Inc. ("George Mason"). Under the terms of the agreement holders of Common, Class B and Non-Voting common stock will receive 1.08 shares of George Mason common stock, adjusted to reflect a January 1996 three-for-two share stock split, in exchange for each share of Bancorp common stock rendered. The business combination closed on May 17, 1996.

                                                                      EXHIBIT II

                       THE PALMER NATIONAL BANCORP, INC.
                                AND SUBSIDIARIES


                                                                      THE PALMER     THE PALMER
                                                       THE PALMER      NATIONAL       NATIONAL     ELIMINATIONS/
                                                      NATIONAL BANK  MORTGAGE INC.  BANCORP, INC.  CONSOLIDATION   CONSOLIDATED
                                                      -------------  -------------  -------------  -------------   ------------
INTEREST AND DIVIDEND REVENUE:
  Interest and fees on loans                           $4,633,700      $135,327       $   -          $    -         $4,769,027
  Trading account interest                                230,687          -              -               -            230,687
  Interest on investment securities                     1,170,749          -            37,932            -          1,208,681
  Federal funds sold                                      611,729          -              -               -            611,729
  Federal Reserve Bank stock dividends                     12,954          -              -               -             12,954
  Other interest revenue                                     -             -             1,417          (1,417)           -
  Investment in Palmer National Bank                         -             -           961,939        (961,939)           -
  Investment in Palmer National Mortgage                     -             -           (90,541)         90,541            -
                                                      -----------     ---------      ---------      ----------       ---------
            Total interest and dividend revenue         6,659,819       135,327        910,747        (872,815)      6,833,078
INTEREST EXPENSE:
  Savings and interest-bearing demand deposits            368,713          -              -               -            368,713
  Money market demand deposits                          1,009,081          -              -             (1,417)      1,007,664
  Certificates of deposit-
     Denominations less than $100,000                     437,164          -              -               -            437,164
     Denominations of $100,000 or more                    305,846          -              -               -            305,846
                                                      -----------     ---------      ---------      ----------       ---------
            Total interest on deposits                  2,120,804          -              -             (1,417)      2,119,387
  Securities sold under agreements to repurchase          373,339          -              -               -            373,339
  Other                                                     2,839          -             4,016            -              6,855
                                                      -----------     ---------      ---------      ----------       ---------
            Total interest expense                      2,496,982          -             4,016          (1,417)      2,499,581
                                                      -----------     ---------      ---------      ----------       ---------
            Net interest revenue                        4,162,837       135,327        906,731        (871,398)      4,333,497
                                                      -----------     ---------      ---------      ----------       ---------
RECOVERY OF PROVISION FOR LOAN LOSSES                     221,000          -              -               -            221,000
                                                      -----------     ---------      ---------      ----------       ---------
            Net interest revenue after recovery
              of provision for loan losses              4,383,837       135,327        906,731        (871,398)      4,554,497
                                                      -----------     ---------      ---------      ----------       ---------

OTHER REVENUE:
  Fees for other customer services                        323,531          -              -               -            323,531
  Trading account gain                                    179,519          -              -               -            179,519
  Investment securities gain                                2,317          -              -               -              2,317
  Other                                                   236,070        59,200           -            (59,200)        236,070
                                                      -----------     ---------      ---------      ----------       ---------
            Total other revenues                          741,437        59,200           -            (59,200)        741,437

OPERATING EXPENSES:
  Salaries and benefits                                 1,977,536       238,720        192,773         (59,200)      2,349,829
  Occupancy expense of bank premises                      794,926        19,907           -               -            814,833
  Furniture and equipment                                 329,997        13,826           -               -            343,823
  Other                                                   855,756        59,195        136,314            -          1,051,265
                                                      -----------     ---------      ---------      ----------       ---------
            Total operating expenses                    3,958,215       331,648        329,087         (59,200)      4,559,750
                                                      -----------     ---------      ---------      ----------       ---------

INCOME BEFORE BENEFIT FOR INCOME TAXES                  1,167,059      (137,121)       577,644        (871,398)        736,184

BENEFIT (PROVISION) FOR INCOME TAXES                     (205,120)       46,580        291,442            -            132,902
                                                      -----------     ---------      ---------      ----------       ---------
NET INCOME                                             $  961,939      $(90,541)      $869,086       $(871,398)       $869,086
                                                      ===========     =========      =========      ==========       =========

The accompanying notes to the consolidated financial statements are an integral part of these statements.